Exhibit 10.1

Execution Version

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of

October 2, 2025

among

RANGE RESOURCES CORPORATION,
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMorgan Chase Bank, N.A.,
Bank of America, N.A.,
and
Royal Bank of Canada,
as Joint Bookrunners and Letter of Credit Issuers

and

Capital One, National Association,
Citibank, N.A.,
Mizuho Bank, Ltd.,
MUFG Bank, Ltd.,
PNC Capital Markets LLC,
U.S. Bank National Association

and

Wells Fargo Securities, LLC,

as Joint Bookrunners

and

JPMorgan Chase Bank, N.A.,

and

Barclays Bank PLC,

as Joint Lead Arrangers

Page

Section 1. Definitions	1
1.1 Defined Terms.	1
1.2 Other Interpretive Provisions	44
1.3 Accounting Terms	45
1.4 Rounding	46
1.5 References to Agreements, Laws, Etc	46
1.6 Times of Day	46
1.7 Timing of Payment or Performance	46
1.8 Currency Equivalents Generally.	46
1.9 Classification of Loans and Borrowings	47
1.10 Interest Rates; Benchmark Notifications	47
1.11 Divisions	47
1.12 Letters of Credit	47
Section 2. Amount and Terms of Credit	48
2.1 Commitments.	48
2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings	48
2.3 Notice of Borrowing.	48
2.4 Disbursement of Funds.	49
2.5 Repayment of Loans; Evidence of Debt.	50
2.6 Conversions and Continuations.	51
2.7 Pro Rata Borrowings	52
2.8 Interest.	52
2.9 Interest Periods	53
2.10 Increased Costs, Etc.	54
2.11 Break Funding Payments	55
2.12 Change of Lending Office	55
2.13 Notice of Certain Costs	55
2.14 Borrowing Base.	56
2.15 Defaulting Lenders	59
2.16 Increase of Total Commitment.	61
2.17 Alternate Rate of Interest; Illegality	62
Section 3. Letters of Credit	64
3.1 Letters of Credit.	64
3.2 Letter of Credit Requests.	65
3.3 Letter of Credit Participations.	67
3.4 Agreement to Repay Letter of Credit Drawings.	68
3.5 [Reserved].	69
3.6 New or Successor Letter of Credit Issuer.	69
3.7 Role of Letter of Credit Issuer	70
3.8 Cash Collateral.	71
3.9 Applicability of ISP and UCP	71
3.10 Conflict with Issuer Documents	72
3.11 Letters of Credit Issued for Restricted Subsidiaries	72
Section 4. Fees; Commitments	72
4.1 Fees.	72
4.2 Voluntary Reduction of Commitments.	73
4.3 Mandatory Termination or Reduction of Commitments.	73
Section 5. Payments	73
5.1 Voluntary Prepayments	73
5.2 Mandatory Prepayments.	74

(Cont’d)

Page

5.3 Method and Place of Payment.	75
5.4 Withholding of Taxes; Gross-Up.	76
5.5 Computations of Interest and Fees.	79
5.6 Limit on Rate of Interest.	80
Section 6. Conditions Precedent to Initial Borrowing.	80
6.1 Credit Documents	80
6.2 Collateral.	80
6.3 Legal Opinions	81
6.4 Closing Certificates	81
6.5 Authorization of Proceedings of Each Credit Party; Organizational Documents	81
6.6 Fees	81
6.7 Representations	81
6.8 Patriot Act	81
6.9 Historical Financial Statements	82
6.10 Projections	82
6.11 Insurance Certificate	82
6.12 Departing Lenders	82
Section 7. Conditions Precedent to All Credit Events	82
7.1 No Default; Representations and Warranties	82
7.2 Notice of Borrowing.	82
Section 8. Representations, Warranties and Agreements	83
8.1 Corporate Status	83
8.2 Corporate Power and Authority; Enforceability	83
8.3 No Violation	83
8.4 Litigation	83
8.5 Margin Regulations	83
8.6 Governmental Approvals	84
8.7 Investment Company Act	84
8.8 True and Complete Disclosure.	84
8.9 Financial Condition; Financial Statements.	84
8.10 Tax Matters	85
8.11 Employee Benefits.	85
8.12 Subsidiaries	85
8.13 Intellectual Property	85
8.14 Environmental Laws.	85
8.15 Properties.	86
8.16 Solvency	86
8.17 Insurance	86
8.18 Patriot Act	86
8.19 Liens Under the Security Documents; Collateral Coverage Minimum	87
8.20 No Default	87
8.21 Direct Benefit	87
8.22 Anti-Corruption Laws and Sanctions	87
8.23 EEA Financial Institutions	87
8.24 Plan Assets	87
Section 9. Affirmative Covenants	87
9.1 Information Covenants	88
9.2 Books, Records and Inspections.	90
9.3 Maintenance of Insurance	91

(Cont’d)

Page

9.4 Payment of Taxes	91
9.5 Consolidated Corporate Franchises	91
9.6 Compliance with Statutes; Regulations, Etc.	91
9.7 ERISA	92
9.8 Maintenance of Properties	92
9.9 End of Fiscal Years; Fiscal Quarters	92
9.10 Additional Guarantors, Grantors and Collateral.	92
9.11 Use of Proceeds.	93
9.12 Further Assurances.	94
9.13 Reserve Reports and Interim PV-9 Reports.	94
9.14 Title Information	95
9.15 Commodity Exchange Act Keepwell Provisions	95
Section 10. Negative Covenants.	95
10.1 Limitation on Indebtedness	95
10.2 Limitation on Liens	99
10.3 Limitation on Fundamental Changes	102
10.4 Limitation on Sale of Assets	104
10.5 Limitation on Investments	106
10.6 Limitation on Restricted Payments	108
10.7 Limitations on Debt Payments and Amendments.	110
10.8 Negative Pledge Agreements	110
10.9 Limitation on Subsidiary Distributions	111
10.10 Hedge Agreements	112
10.11 Financial Performance Covenants.	114
10.12 Transactions with Affiliates	114
10.13 Change in Business	115
10.14 Use of Proceeds.	116
Section 11. Events of Default	116
11.1 Payments	116
11.2 Representations, Etc	116
11.3 Covenants	116
11.4 Default Under Other Agreements.	116
11.5 Bankruptcy, Etc	117
11.6 ERISA	118
11.7 Guarantee	118
11.8 Security Documents	118
11.9 Judgments	118
11.10 Change of Control	118
Section 12. The Administrative Agent	120
12.1 Authorization and Action.	120
12.2 Administrative Agent’s Reliance, Indemnification, Etc	122
12.3 Posting of Communications	123
12.4 The Administrative Agent Individually	124
12.5 Successor Administrative Agent	125
12.6 Acknowledgements of Lenders and Letter of Credit Issuers	125
12.7 Collateral Matters	128
12.8 Credit Bidding	129
12.9 Certain ERISA Matters.	130
12.10 Flood Laws	131

(Cont’d)

Page

12.11 Borrower Communications	132
Section 13. Miscellaneous	133
13.1 Amendments, Waivers and Releases	133
13.2 Notices	134
13.3 No Waiver; Cumulative Remedies	135
13.4 Survival of Representations and Warranties	135
13.5 Payment of Expenses; Indemnification	135
13.6 Successors and Assigns; Participations and Assignments.	137
13.7 Replacements of Lenders under Certain Circumstances.	140
13.8 Adjustments; Set-off.	141
13.9 Counterparts	141
13.10 Severability	143
13.11 Integration	143
13.12 GOVERNING LAW	143
13.13 Submission to Jurisdiction; Waivers	143
13.14 Acknowledgments	144
13.15 WAIVERS OF JURY TRIAL	145
13.16 Confidentiality	145
13.17 Release of Collateral and Guarantee Obligations.	146
13.18 USA PATRIOT Act	147
13.19 Payments Set Aside	147
13.20 Reinstatement	147
13.21 Disposition of Proceeds	148
13.22 Collateral Matters; Hedge Agreements	148
13.23 Investment Grade Election.	148
13.24 Existing Credit Agreement	149
13.25 Reaffirmation and Grant of Security Interest	149
13.26 Reallocation of Commitments and Loans	149
13.27 Acknowledgement and Consent to Bail-In of Affected Financial Institution	149
13.28 Acknowledgement Regarding Any Supported QFCs	150

v

SCHEDULES
Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Stock
Schedule 1.1(c)	Excluded Subsidiaries
Schedule 1.1(d)	Closing Date Subsidiary Guarantors
Schedule 1.1(e)	Closing Date Hedge Banks
Schedule 1.1(f)	Existing Letters of Credit
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 10.12	Closing Date Affiliate Transactions
Schedule 13.2	Notice Addresses

EXHIBITS
Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Letter of Credit Request
Exhibit C	Reserved
Exhibit D	Reserved
Exhibit E	Reserved
Exhibit F	Form of Credit Party Closing Certificate
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Promissory Note
Exhibit I-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-2	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-3	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-4	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 2, 2025, among RANGE RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party hereto (capitalized terms used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS, the Borrower has heretofore entered into that certain Seventh Amended and Restated Credit Agreement dated as of April 14, 2022, by and among Borrower, various financial institutions and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested (i) that the Existing Credit Agreement be amended and restated in its entirety, (ii) that the Lenders extend credit in the form of Loans made available to the Borrower and at any time and from time to time after the Closing Date subject to the Available Commitment and (iii) certain other amendments be made to the Existing Credit Agreement as more particularly described herein, in each case, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Lenders and the Letter of Credit Issuers are willing to (i) make available to the Borrower such revolving credit and letter of credit facilities, and (ii) amend and restate the Existing Credit Agreement in its entirety, in each case, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Definitions

1.1 Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” shall have the meaning provided in Section 2.16(a).

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.5.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Central time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Agreement” shall mean this Eighth Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Ancillary Document” has the meaning assigned to it in Section 13.9(b).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Margin” shall mean, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Loans”, “Term Benchmark / RFR Loans”, or “Commitment Fee Rate”, as the case may be,

(a) at any time other than during an Investment Grade Period, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Percentage	Term Benchmark / RFR Loans	ABR Loans	Commitment Fee Rate
	2.75%	1.75%	0.50%

> 90%
> 75% and < 90%	2.50%	1.50%	0.50%
> 50% and < 75%	2.25%	1.25%	0.50%
> 25% and < 50%	2.00%	1.00%	0.375%
< 25%	1.75%	0.75%	0.375%

and (b) at any time during an Investment Grade Period, the rate per annum set forth in the grid below based upon the higher of the Ratings assigned to the Borrower by Moody’s or S&P in effect on such day:

Rating	Term Benchmark / RFR Loans	ABR Loans	Commitment Fee Rate
< Ba1/BB+	1.75%	0.75%	0.25%
Baa3/BBB-	1.50%	0.50%	0.20%
Baa2/BBB	1.25%	0.25%	0.15%
> Baa1/BBB+	1.125%	0.125%	0.125%

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Party” has the meaning assigned to it in Section 12.3(c).

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment; provided that, solely with respect to the reallocation set forth in Section 2.15(c) when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Borrower Portal” has the meaning assigned to it in Section 12.11(a).

“Approved Counterparty” shall mean, at any time and from time to time, (i) any Person engaged in the business of writing Hedge Agreements for commodity, interest rate or currency risk that has (or the credit support provider of such Person has), at the time Borrower or any Restricted Subsidiary enters into a Hedge Agreement with such Person, a long term senior unsecured debt credit rating of BBB+ or better from S&P or Baa1 or better from Moody’s or (ii) any Hedge Bank.

“Approved Electronic Platform” shall have the meaning assigned to it in Section 12.3(a).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” shall mean (a) DeGolyer and MacNaughton, (b) H.J. Gruy and Associates, Inc., (c) Wright and Company, Inc., (d) Netherland, Sewell & Associates, Inc., (e) Cawley,

Gillespie & Associates, Inc., (f) W. D. Van Gonten & Co. Petroleum Engineering, (g) Ryder Scott Company, L.P., and (h) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.6), and accepted by the Administrative Agent in the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Vice President – Finance, the General Counsel, the Treasurer, the Assistant or Vice Treasurer, any Senior Vice President, any Executive Vice President, and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Borrowing Base” shall mean, at any time, the Borrowing Base then in effect minus the aggregate principal amount of all Permitted Pari Term Loan Debt outstanding at such time (if any).

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from (and not thereafter reinserted to) the definition of “Interest Period” pursuant to Section 2.17(e).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement and consistent with the bank price deck used by the Administrative Agent with respect to similar oil and gas credits for borrowers with similar credit profiles.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benchmark” shall mean, initially, with respect to any (i) RFR Loan, Daily Simple SOFR, or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the Term SOFR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean, with respect to any then-current Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.17.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3 of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” shall have the meaning provided in Section 13.8.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of Term Benchmark Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.17 shall be considered part of any related Borrowing of Term Benchmark Loans).

“Borrowing Base” shall mean, at any time, the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof.

“Borrowing Base Deficiency” occurs if, at any time, (a)(i) the aggregate Total Exposures of all Lenders plus (ii) the aggregate principal amount of all Permitted Pari Term Loan Debt outstanding at such time (if any) exceeds (b) the Borrowing Base then in effect. The amount of any Borrowing Base Deficiency is the amount by which (a)(i) the aggregate Total Exposures of all Lenders plus (ii) the aggregate principal amount of all Permitted Pari Term Loan Debt outstanding at such time (if any) exceeds (b) the Borrowing Base then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the Initial Reserve Report and thereafter in the Reserve Report most recently delivered pursuant to Section 9.13 and evaluated for inclusion in the Borrowing Base.

“Borrowing Base Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 95% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Lenders having or holding at least 95% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the aggregate Total Exposures of all Lenders on such day, and the denominator of which is the Available Borrowing Base in effect on such day.

“Business Day” shall mean any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person (subject to Section 1.3).

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (a) at the time it provides Cash Management Services, (b) on the Closing Date or (c) at any time after it has provided any Cash Management Services, is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any such relationship or services under any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Letter of Credit Issuer (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean and be deemed to have occurred if:

(a) any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than 40% of the ordinary voting power for the election of directors of the Borrower; or

(b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by persons who were not (1) directors of the Borrower on the Closing Date, (2) nominated or appointed by the Board of Directors of the Borrower or (3) approved by the Board of Directors of the Borrower; or

(c) the occurrence of any “Change of Control,” “Change in Control” or substantially similar definition under and as defined in the Indentures or any Permitted Pari Term Loan Debt Documents.

“Closing Date” shall mean October 2, 2025.

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Properties” as defined therein.

“Collateral Coverage Minimum” shall mean a Collateral Coverage Ratio of at least 1.80 to 1.00; provided that during any Investment Grade Period, the Collateral Coverage Minimum shall mean a Collateral Coverage Ratio of 0.00 to 1.00.

“Collateral Coverage Ratio” shall mean, at any time, the ratio of (a) the Mortgaged Present Value at such time to (b) the Loan Limit at such time.

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, (i) the amount specified as such Lender’s “Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the Total Commitment, or (ii) the amount specified in Schedule 1.1(a) as amended by any Incremental Agreement, in each case as the same may be changed from time to time pursuant to terms of this Agreement. Notwithstanding anything to the contrary contained in the foregoing, the amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Applicable Percentage of the Maximum Aggregate Amount then in effect, (ii) such Lender’s Applicable Percentage of the then effective Available Borrowing Base and (iii) such Lender’s Commitment then in effect; provided that at any time during an Investment Grade Period, the amount representing each Lender’s Commitment shall at any time be the lesser of (x) such Lender’s Applicable Percentage of the Maximum Aggregate Amount then in effect and (y) such Lender’s Commitment then in effect. The aggregate amount of the Commitments as of the Closing Date is $2,000,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on any day, the applicable rate per annum set forth under the column heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Borrowing Base Utilization Percentage or the higher of the Ratings assigned to the Borrower by Moody’s or S&P, as applicable, in effect on such day.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” has the meaning assigned to it in Section 12.3(c).

“Confidential Information” shall have the meaning provided in Section 13.16.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” shall mean, as of any date of determination, the current assets of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, plus, (a) to the extent not already included therein, the amount by which the Borrowing Base exceeds the Total Exposure as of such date and (b) unless an Event of Default has occurred and is continuing, the aggregate amount of cash on deposit with the Administrative Agent as of such date pursuant to Section 2.15(c) as a result of the existence of any Defaulting Lender; provided that for purposes of this definition, current assets shall exclude non-cash assets required to be included in consolidated current assets of the Borrower and its Restricted Subsidiaries as a result of the application of FASB Accounting Standards Codifications 815 or 410.

“Consolidated Current Liabilities” shall mean, as of any date of determination, the current liabilities of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, minus, to the extent included therein, the current portion of long-term Indebtedness outstanding under this Agreement or under the Senior Notes; provided that for purposes of this definition, current liabilities shall exclude non-cash liabilities required to be included in consolidated current liabilities of the Borrower and its Restricted Subsidiaries as a result of the application of FASB Accounting Standards Codifications 815 or 410, but shall expressly include any unpaid liabilities for cash charges or payments that have been incurred as a result of the termination of any Hedge Agreement.

“Consolidated EBITDAX” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, and local income and franchise taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depletion, depreciation, amortization and exploration expense for such period, (iv) all other non-cash items reducing such Consolidated Net Income for such period, and (v) extraordinary or non-recurring losses and charges for such period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state and local income tax credits claimed by the Borrower and its Restricted Subsidiaries for such period but only to the extent not taken into account in clause (a)(ii) above, (ii) all other non-cash items increasing Consolidated Net Income for such period, and (iii) extraordinary or non-recurring gains for such period; provided that, with respect to the determination of the Borrower’s compliance with the covenant set forth in Section 10.11(a) for any period, Consolidated EBITDAX shall be adjusted to give effect, on a pro forma basis, to any Qualified Acquisition or Qualified Disposition made during such period, as if such acquisition or Disposition had occurred on the first day of such period.

“Consolidated Funded Debt” shall mean, as of any date and without duplication, Indebtedness of the Borrower and the Restricted Subsidiaries of the type described in clauses (a) and (b) (other than intercompany Indebtedness owing among the Borrower and the Restricted Subsidiaries), (c), (d) (with respect to unreimbursed amounts drawn under letters of credit), (f) and (i) (to the extent any such Guarantee Obligations constitute guarantees of Indebtedness that is otherwise Consolidated Funded Debt) of the definition thereof, minus (i) the aggregate cash and Permitted Investments, in each case, free and clear of all Liens, other than Permitted Liens and other nonconsensual Liens permitted by Section 10.2 and Liens permitted by Sections 10.2(a), (h), (i), (l) and (x) and clauses (i) and (ii) of Section 10.2(n), included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, and (ii) unless an Event of Default has occurred and is continuing, the aggregate amount of cash on deposit with the Administrative Agent as of such date pursuant to Section 2.15(c) as a result of the existence of any Defaulting Lender.

“Consolidated Funded Debt to Consolidated EBITDAX Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of the last day of the most recent Test Period ended on or prior to such date of determination to (b) Consolidated EBITDAX for such Test Period.

“Consolidated Interest Charges” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses and the net income of any Person (other than the Borrower or a Restricted Subsidiary) for that period, except to the extent of the amount of dividends and distributions actually received by the Borrower or a Restricted Subsidiary), provided that the calculation of Consolidated Net Income shall exclude any non-cash charges or losses and any non-cash income or gains, in each case, required to be included in net income of the Borrower and its Restricted Subsidiaries as a result of the application of FASB Accounting Standards Codifications 718, 815, 410 and 360, but shall expressly include any cash charges or payments that have been incurred as a result of any Hedge Termination.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Convertible Notes” shall mean any notes permitted to be incurred under the terms of this Agreement which are either (a) convertible into common Stock of the Borrower (and cash in lieu of fractional shares of common Stock) and/or cash (in an amount (i) determined by reference to the publicly traded price of such common Stock or (ii) equal to the principal amount of such notes, whichever is greater) or (b) sold as common units constituting Stock of the Borrower with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common Stock of the Borrower and/or cash (in an amount determined by reference to the publicly traded price of such common Stock).

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 13.28.

“Credit Documents” shall mean this Agreement, the Fee Letter, the Guarantee, the Security Documents, each Letter of Credit, the Reaffirmation Agreement, any Pari Passu Intercreditor Agreement, any promissory notes issued by the Borrower under this Agreement and any other agreements executed in connection with this Agreement (other than Hedge Agreements).

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan, the issuance of a Letter of Credit or the amendment or extension of a Letter of Credit resulting in an increase in the face amount thereof.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Departing Lender” shall mean, collectively, Sumitomo Mitsui Banking Corporation and UMB Bank, N.A..

“Deposit Account Control Agreement” shall mean each agreement executed and delivered to the Administrative Agent pursuant to Section 4.13(b) of the Security Agreement.

“Disposition” shall have the meaning provided in Section 10.4. “Dispose” shall have a correlative meaning.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Maturity Date has occurred or the indebtedness of the Person is satisfied or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Maturity Date hereunder; provided that, if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries. Notwithstanding the foregoing, Stock Equivalents and Permitted Bond Hedge Transactions entered into in connection with Convertible Notes shall not constitute Disqualified Stock.

“Disregarded Entity” shall mean any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” shall mean any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” shall mean any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Letter of Credit Issuer and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Engineering Reports” shall have the meaning provided in Section 2.14(c).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, written demands, claims, liens, or notices of noncompliance, violation, potential responsibility or required investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters (to the extent relating to human exposure to Hazardous Materials).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan subject to Title IV of ERISA (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any

Pension Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to a Pension Plan that could give rise to the imposition on the Borrower of fines, penalties, taxes or related charges; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of a notice concerning the imposition upon the Borrower or any ERISA Affiliate of withdrawal liability; or (i) a determination that any Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning provided in 10.14(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Hedge Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guaranty, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Credit Party is a “financial entity,” as defined in section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guaranty obligation or other liability of such Credit Party becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty obligation or other liability or security interest is or becomes illegal.

“Excluded Hedges” shall mean Hedge Agreements that (i) are basis differential only swaps for volumes of crude oil, natural gas and natural gas liquids included under other Hedge Agreements permitted by Section 10.10(a) or (ii) are a hedge of volumes of crude oil, natural gas or natural gas liquids by means of a put or a price “floor” for which there exists no deferred obligation to pay the related premium or other purchase price or the only deferred obligation is to pay the financing for such premium or other purchase price.

“Excluded Stock” shall mean (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) (i) solely in the case of any pledge of Stock or Stock Equivalents of any Foreign Corporate Subsidiary or FSHCO to secure the Obligations, any Stock or Stock Equivalents that is Voting Stock of such Foreign Corporate Subsidiary or FSHCO in excess of 65% of the outstanding Voting Stock of such class and (ii) solely in the case of a pledge of Stock or Stock Equivalents of any Disregarded Entity substantially all of whose assets consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries to secure the Obligations, any Voting Stock of such Disregarded Entity in excess of 65% of the outstanding Voting Stock of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (c) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Restricted Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law) or organizational document, (B) any Contractual Requirement or organizational document prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly owned Restricted Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or organizational document or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Restricted Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e) the Stock or Stock Equivalents of any Immaterial Subsidiary and any Unrestricted Subsidiary, (f) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary, (g) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (h) any Stock or Stock Equivalents set forth on Schedule 1.1(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(c) and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary), (c) any FSHCO or Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or

Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (e) each Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Corporate Subsidiary, (f) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.1(i) and permitted by the proviso to subclause (C) of Section 10.1(i) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing or granting a Lien on any of its assets to secure the Obligations, (g) any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower, and (h) each Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Letter of Credit Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes and franchise Taxes, in each case, (i) imposed as a result of such recipient being organized in, or having its principal office in, or, in the case of any Lender, having its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 5.4(f) or (g), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning provided in the introductory paragraph hereto.

“Existing Letters of Credit” shall mean the letters of credit described on Schedule 1.1(f) hereto and issued and outstanding under the Existing Credit Agreement on the Closing Date. The Existing Letters of Credit shall be continued on the Closing Date as Letters of Credit hereunder.

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such Sections of the Code and any applicable fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Fee Letter” shall have the meaning provided in Section 6.6.

“Financial Performance Covenants” shall mean, with respect to any Test Period, the covenants of the Borrower set forth in Section 10.11, applicable for such Test Period.

“Flood Insurance Requirements” shall mean Administrative Agent has received evidence indicating whether the improvements or any part thereof on any real property required to be subject to a Lien in favor of the Administrative Agent are or will be located within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, and, if so, a flood notification form signed by Borrower and evidence that a flood insurance policy or policies are in place for such improvements on the property and contents or other Collateral, as applicable, all in form, substance and amount satisfactory to Administrative Agent and at a minimum in compliance with applicable Flood Laws.

“Flood Laws” shall mean the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitutions, any regulations promulgated under such Flood Laws, and all other legal requirements relating to flood insurance.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Term SOFR Rate and the Daily Simple SOFR shall be zero.

“Foreign Corporate Subsidiary” shall mean a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall mean any direct or indirect Subsidiary that has no material assets other than the Stock of one or more direct or indirect Foreign Corporate Subsidiaries.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, subject to Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean that certain Amended and Restated Guaranty Agreement, dated as of April 13, 2018, made by the Guarantors party thereto in favor of the Administrative Agent for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean each Domestic Subsidiary listed on Schedule 1.1(d) and each other Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean (a) any Person (other than the Borrower or any of its Subsidiaries) that (x) at the time it enters into a Hedge Agreement is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, or (y) at any time after it enters into a Hedge Agreement it becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) with respect to any Hedge Agreement that is in effect on the Closing Date, any Person (other than the Borrower or any of its Subsidiaries) that (x) is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent on the Closing Date or (y) is listed on Schedule 1.1(e) (and in the case of this clause (y), any Affiliate of such Person).

“Hedge PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or the Restricted Subsidiaries under such Hedge Agreement netted against the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(g); provided, however, that the “Hedge PV” shall never be less than $0.00.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Hedge Termination” shall have the meaning provided in Section 10.4(l).

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2023 and December 31, 2024, and the related audited statements of income, statements of changes in shareholders’ equity and statements of cash flows for each of the fiscal years in the two-year period ended December 31, 2024.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Increasing Lender” shall have the meaning provided in Section 2.16(a).

“Incremental Agreement” shall have the meaning provided in Section 2.16(c).

“Incremental Increase” shall have the meaning provided in Section 2.16(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but if such Indebtedness has not been assumed, limited to the lesser of the amount of such Indebtedness or the fair market value of the property securing or to be secured by such Indebtedness), (f) the principal component of all Capitalized Lease Obligations of such Person, (g) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than obligations relating to net oil, natural gas liquids or natural gas balancing arrangements arising in the ordinary course of business, (h) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (i) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (v) any obligation in respect of a farm-in agreement, joint development agreement, joint operating agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (vi) any obligations in respect of any Hedge Agreement that is permitted under this Agreement, (vii) prepayments for gas or crude oil production or net gas imbalances not in excess of $50,000,000 in the aggregate at any time outstanding and (viii) obligations to deliver commodities or pay royalties or other payments in connection with obligations arising from the sale of net profits interests, working interests, overriding royalty interests or similar real property interests.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Indentures” shall mean, collectively, as each is amended or supplemented from time to time as permitted under the terms hereof, (i) that certain Indenture dated January 8, 2021, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and U.S. Bank National Association, and (ii) that certain Indenture dated February 1, 2022, among the Borrower, as issuer, certain of its Subsidiaries, as guarantors, and U.S. Bank Trust Company, National Association.

“Industry Investment” shall mean Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas business jointly with third parties, including: (1) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Initial Reserve Report” shall mean the reserve engineers’ report as of June 30, 2025 prepared by the Borrower’s internal engineers with respect to the Oil and Gas Properties of the Credit Parties, which has been previously delivered to the Administrative Agent and the Lenders.

“Interest Period” shall mean, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three, six or twelve months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no tenor that has been removed from this definition pursuant to Section 2.17(e) shall be available for specification in such Notice of Borrowing or Notice of Conversion or Continuation. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” shall have the meaning provided in Section 2.14.

“Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness of any other Person or (d) the purchase or other acquisition (in one transaction or a series of transactions) of (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“Investment Grade Period” shall mean any period commencing with the date the Borrower elects to enter into an Investment Grade Period pursuant to the provisions of Section 13.23(a) and ending with the earlier to occur of (i) the date the Borrower elects to exit such Investment Grade Period pursuant to the provisions of Section 13.23(b) and (ii) the first date following the beginning of such Investment Grade Period on which the Borrower receives both (i) a Rating from Moody’s that is lower than Ba1 and (ii) a Rating from S&P that is lower than BB+.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the applicable Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.

“Joint Bookrunners” shall mean JPMorgan Chase Bank, N.A., Bank of America, N.A., Capital One, National Association, Citibank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., PNC Capital Markets LLC, Royal Bank of Canada, U.S. Bank National Association and Wells Fargo Securities, LLC, each in its capacity as joint bookrunner in respect of the Facility.

“Joint Lead Arrangers” shall mean JPMorgan Chase Bank, N.A., and Barclays Bank PLC, each in its capacity as joint lead arranger in respect of the Facility.

“JPMCB” shall mean JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facility, (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under the Facility or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or a Bail-In Action.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.1.

“Letter of Credit Commitment” shall mean, with respect to each Letter of Credit Issuer, the commitment of such Letter of Credit Issuer to issue Letters of Credit hereunder, in an aggregate amount at any one time outstanding not to exceed the amount set forth therefor opposite such Letter of Credit Issuer’s name on Schedule 1.1(a) at such time, as such schedule and amount may be amended or supplemented from time to time by the Administrative Agent, the Borrower and the relevant Letter of Credit Issuer.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., and (c) Royal Bank of Canada, or, in each case, any of their respective Affiliates or any new Letter of Credit Issuer or any replacement or successor appointed pursuant to Section 3.6. References herein and in the other

Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Letter of Credit Sublimit” shall mean, at any time, five hundred million dollars ($500,000,000), as the same may be reduced from time to time pursuant to Section 3.1, provided that the Borrower may elect to increase the Letter of Credit Sublimit by delivery of a written request specifying the amount of such increase by up to two hundred and fifty million dollars ($250,000,000) in increments of fifty million dollars ($50,000,000) with the consent of the Administrative Agent and the applicable Letter of Credit Issuer that has agreed to increase its Letter of Credit Commitment (which may include a new Letter of Credit Issuer that provides new Letter of Credit Commitments pursuant to Section 3.6), provided that no Borrowing Base Deficiency, Default or Event of Default exists at the time of such request and provided further, that in no event shall any such increase be effective if it would increase the Commitment of any Lender (other than, for the avoidance of doubt, the Letter of Credit Commitment of the applicable increasing or new Letter of Credit Issuer).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Commitment on such date and (b) the aggregate amount of cash and cash equivalents (in each case, free and clear of all Liens, other than Permitted Liens and nonconsensual Liens permitted by Section 10.2 and Liens permitted by Sections 10.2(a), (h), (i), (l) and (x) and clauses (i) and (ii) of Section 10.2(n)) included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, less the amount, if any, of the Borrowing Base Deficiency existing on such date of determination.

“Loan” shall mean any extension of credit by a Lender to the Borrower hereunder.

“Loan Limit” shall mean (a) at any time during an Investment Grade Period, the lesser of (i) the Maximum Aggregate Amount and (ii) the Total Commitment at such time and (b) at any time that is not an Investment Grade Period, the least of (i) the Maximum Aggregate Amount, (ii) the Total Commitment at such time and (iii) the Available Borrowing Base at such time (including as it may be reduced pursuant to Section 2.14(f)).

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to 10.14(b), Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Margin Stock” shall mean margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” shall mean a material adverse effect on (a) the assets or properties, financial condition, businesses or operations of the Credit Parties taken as a whole (it being understood that changes in commodity prices for Hydrocarbons affecting the oil and gas industry as a whole shall not constitute a material adverse effect), (b) the ability of the Credit Parties taken as a whole to carry out their business as of the date of this Agreement or as proposed at the date of this Agreement to be conducted, (c) the ability of the Credit Parties taken as a whole to perform fully and on a timely basis their respective obligations under any of the Credit Documents to which they are a party, or (d) the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent or the Lenders under this Agreement and the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Domestic Subsidiary of the Borrower that is a Restricted Subsidiary of the Borrower whose Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined in accordance with GAAP.

“Maturity Date” shall mean October 2, 2030.

“Maximum Aggregate Amount” shall mean $4,000,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, in such form as agreed between the Borrower and the Administrative Agent.

“Mortgaged Present Value” shall mean, as of any date of determination, the PV-9 attributable to Mortgaged Properties.

“Mortgaged Property” shall mean, initially, each parcel of real estate and improvements thereto owned by a Credit Party with respect to which a Mortgage is required to be granted pursuant to Section 9.10; provided that, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA that the Borrower or an ERISA Affiliate is or was obligated to contribute to.

“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean all advances to, and debts, liabilities and obligations of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements and (c) solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedge Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Connection Taxes” shall mean, with respect to any recipient of a payment under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan, Letter of Credit or Credit Document).

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or similar taxes (including interest, fines, penalties, additions to tax and related, reasonable, out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include Other Connection Taxes imposed with respect to an assignment (except to the extent that any such assignment is requested or required by the Borrower) or Excluded Taxes.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Pari Passu Intercreditor Agreement” shall mean a customary intercreditor agreement, among the Administrative Agent, any representatives, agents or trustees of Permitted Pari Term Loan Debt, and the other parties party thereto from time to time, in form and substance reasonably acceptable to Administrative Agent, the Borrower and the Majority Lenders; provided that any Lender which has not objected to such form within five (5) Business Days after receipt of a draft thereof shall be deemed to have approved such form.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment” has the meaning assigned to it in Section 12.6(e).

“Payment Notice” has the meaning assigned to it in Section 12.6(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, and any successor entity performing similar functions.

“Pension Plan” shall mean an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would, under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Stock or Stock Equivalents of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Stock becoming a Restricted Subsidiary and, to the extent required by Section 9.10, a Guarantor (subject to the time periods set forth therein); (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock or any assets so acquired to the extent required by Section 9.10 (and subject to the time periods set forth therein); (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 10.13; and (f) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist pursuant to Section 10.1(i), and any related pro forma adjustment), with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Debt” shall mean unsecured senior, senior subordinated or subordinated Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory Redemption or sinking fund obligation prior to the 91st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default and without regard to conversion dates or events for Convertible Notes), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and Redemption or prepayment premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not, in the aggregate, materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence) and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements, (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (d) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness.

“Permitted Bond Hedge Transactions” shall mean (a) the bond hedge or capped call options purchased by the Borrower from one or more institutions selected by the Borrower to hedge the Credit Parties’ payment and/or delivery obligations due upon conversion of any Convertible Notes, so long as, the purchase price for such Permitted Bond Hedge Transaction, less any associated warrant proceeds, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Notes issued in connection with the Permitted Bond Hedge Transaction and (b) any related warrant issued in connection therewith.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d) time deposits with, or domestic and eurocurrency certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(e) repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f) marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above;

(h) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made; and

(i) such other Investments made pursuant to a cash management investment policy approved by the board of directors of the Borrower (or a committee thereof) and the Administrative Agent.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b) Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmens’, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;

(e) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(f) easements, rights-of-way, licenses, surface leases, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued in connection with any Borrowing Base Property;

(g) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(j) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(k) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(l) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be;

(m) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not in the aggregate have a Material Adverse Effect;

(n) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole; and

(o) Liens arising pursuant to Article 9.343 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others.

The parties acknowledge and agree that no intention to subordinate the priority afforded the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.

“Permitted Pari Term Loan Debt” shall mean secured Indebtedness (other than the Obligations) in the form of senior secured term loans or other debt securities (whether registered or privately placed) which (a) after giving pro forma effect to the incurrence of such Indebtedness (and the use of proceeds thereof), the Consolidated Funded Debt to Consolidated EBITDAX Ratio shall not exceed 2.00 to 1.00; (b) at the time of and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would result therefrom; (c) at the time of and immediately after giving effect to the incurrence of such Indebtedness, the Available Commitment is not less than 20% of the then effective Loan Limit; (d) does not provide for any scheduled payment of principal, mandatory Redemptions or scheduled sinking fund payment on or before the date that is at least ninety-one (91) days following the

Maturity Date in effect at the time of issuance (other than (i) provisions requiring Redemption or offers to Redeem in connection with asset sales, a change in control and casualty or condemnation events, (ii) scheduled amortization of no greater than five percent (5%) per annum of the original principal amount of such Indebtedness, and (iii) customary provisions periodically requiring mandatory Redemption of or offers to Redeem such Indebtedness in an amount equal to a specified portion of excess cash flow (but only to the extent such provision in the Permitted Pari Term Loan Debt Documents governing such Indebtedness does not require such prepayment or tender offer to be made unless such prepayment or tender offer is permitted by this Agreement)); (e) does not contain financial and negative covenants and events of default that are, taken as a whole, more restrictive with respect to the Credit Parties than the financial and negative covenants and Events of Default herein (as determined in good faith by senior management of the Borrower) unless either (i) this Agreement is amended to include such more restrictive covenants and events of default, taken as a whole (which such amendment shall be executed among the Administrative Agent and the Borrower and will not be subject to the requirements of Section 13.1) or (ii) such more restrictive covenants and events of default shall only become applicable after the termination of this Agreement and (f) is subject at all times to a Pari Passu Intercreditor Agreement providing that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (it being understood that the determination as to whether such Liens rank equal in priority shall be made without regard to control of remedies), in each case, issued or incurred by the Borrower and guaranteed by the Guarantors (provided that no Subsidiary of the Borrower (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such Indebtedness). It is understood and agreed that, notwithstanding anything to the contrary contained herein, Permitted Pari Term Loan Debt may only be incurred in reliance on, and remain outstanding, pursuant to Section 10.1(x).

“Permitted Pari Term Loan Debt Documents” shall mean all agreements, documents or instruments issued, executed or delivered by any Credit Party in connection with, or pursuant to, the incurrence of Permitted Pari Term Loan Debt or any Permitted Refinancing Indebtedness in respect thereof

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing (including original issue discount) plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (b) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(h), 10.1(i) or 10.1(x), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor), (c) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(g), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness (without regard to conversion dates or events for any Convertible Notes), (d) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(h), 10.1(i) or 10.1(x), terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and Redemption or prepayment premiums); provided that, a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (e) [Reserved], (f) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(b), such Permitted Refinancing Indebtedness is unsecured, and (g) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(x), such new Permitted Refinancing Indebtedness shall be subject at all times to a Pari Passu Intercreditor Agreement. For the avoidance of doubt, Indebtedness may constitute Permitted Refinancing Indebtedness notwithstanding timing differences between the issuance of such Indebtedness and repayment of the Refinanced Indebtedness, including pending tender offers and calls therefor.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would, under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Agreement” shall mean that certain Fourth Amended and Restated Pledge and Security Agreement, dated as of April 13, 2018, among the Credit Parties party thereto and the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Production Payment” shall mean a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of its Restricted Subsidiaries which are payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Projected Volume” shall mean the forecasted production of oil and natural gas reserves of the Borrower and its Restricted Subsidiaries, as determined as of the last day of each fiscal quarter, by the Borrower based on the Borrower’s internal engineering reports.

“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).

“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Restricted Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(g).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 13.28.

“Qualified Acquisition” shall mean an acquisition or a series of related acquisitions in which the consideration paid by the Credit Parties is equal to or greater than $50,000,000.

“Qualified Disposition” shall mean a Disposition or a series of related Dispositions in which the consideration received by the Credit Parties is equal to or greater than $50,000,000.

“Rating” shall mean (a) with respect to a Person’s rating by Moody’s, such Person’s (i) long-term corporate family rating if such Person is not considered investment grade by Moody’s or (ii) long-term, senior unsecured debt rating if such Person is considered investment grade by Moody’s, and (b) with respect to a Person’s rating by S&P, such Person’s long-term issuer rating.

“Reaffirmation Agreement” shall mean that certain Amendment to and Reaffirmation of Guaranty and Security Documents, dated as of the Closing Date, among the Credit Parties party thereto and the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, or any combination thereof (as the context requires).

“Redemption” shall mean with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days prior to such setting or (c) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation D” shall mean Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” shall mean (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or, if applicable, the then-current Benchmark Replacement, or (ii) with respect to any RFR Borrowing, the Daily Simple SOFR, as applicable.

“Report” shall mean (a) any report prepared by the Administrative Agent or another Person (other than a Credit Party) showing the results of appraisals, field examinations or audits pertaining to the assets of the Credit Parties from information furnished by or on behalf of the Credit Parties (or any representative of the Credit Parties), after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, and (b) any other report, document or certificate prepared or compiled by the Administrative Agent or another Person (other than a Credit Party) utilizing the Reports in clause (a) above or such other information furnished by or on behalf of the Credit Parties (or any representative of the Credit Parties)

pertaining to their assets, in each case, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66-⅔% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66-⅔% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st and June 30th, as applicable pursuant to Section 2.14(b) (or such other date in the event of certain Interim Redeterminations), the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(g).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Reuters” shall mean, as applicable, Thomson Reuters Corp, Refinitiv, or any successor thereto.

“RFR” when used in reference to any Loan or Borrowing solely following a Benchmark Transition Event and a Benchmark Replacement Date, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Daily Simple SOFR.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any

European Union member state, His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank (excluding any Hedge Agreement entered into in connection with Convertible Notes).

“Secured Parties” shall mean, collectively, the Administrative Agent, the Letter of Credit Issuers, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean that certain Security Agreement, dated as of April 13, 2018, among the Credit Parties party thereto and the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Pledge Agreement, (b) the Security Agreement, (c) the Mortgages, (d) the Deposit Account Control Agreements and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.10 or 9.12 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Senior Notes” shall mean (i) the 8.25% Senior Notes due 2029 and (ii) the 4.75% Senior Notes due 2030, in each case issued pursuant to the relevant Indenture and including Permitted Refinancings thereof.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” shall mean as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Subsidiary” shall mean, at any date of determination any Restricted Subsidiary (i) whose Total Assets at the last day of the Test Period were equal to or greater than 15% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, or (ii) whose revenues during such Test Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stock” shall mean any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting, but excluding, for the avoidance of doubt, Convertible Notes.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, excluding Convertible Notes.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Super-Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 80% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 80% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Supported QFC” has the meaning assigned to it in Section 13.28.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges (in each case, however denominated) imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate (other than pursuant to clause (c) of the definition of Alternate Base Rate) or, if applicable, a Benchmark Replacement.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” shall mean, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Central time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S.

Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been delivered to the Administrative Agent.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Commitment” shall mean the sum of the Commitments of the Lenders.

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the execution, delivery and performance of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the payment of Transaction Expenses on the Closing Date.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Daily Simple SOFR, the ABR or, if applicable, a Benchmark Replacement.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” of any Pension Plan shall mean the excess, if any, of such Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the fair market value of such Pension Plan’s assets, determined in each case in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the most recently completed plan year.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of clauses (a) and (b), (i) such designation shall be deemed to be an Investment on the date of such designation in the amount of the fair market value of the Borrower’s and Restricted Subsidiaries’ outstanding investments therein, (ii) in the case of clause (b), such designation shall be deemed to be a Disposition of the assets owned by such Restricted Subsidiary on the date of such designation for the purposes of Section 10.4(b), and (iii) no Default or Event of Default would result from such designation after giving pro forma effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Permitted Pari Term Loan Debt, any Permitted Additional Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (A) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such re-designation had occurred on the first day of such Test Period (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (B) no Default or Event of Default would result from such re-designation.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 13.28.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.4(f)(ii)(B)(3).

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” shall mean “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in conformity with, and all financial data (including computations of amounts, financial ratios and other financial calculations) required pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.3(a) or in the definition of “Capital Lease” or “Capitalized Lease Obligations,” for purposes of interpreting accounting terms and for purposes of determinations made hereunder and under any other Credit Document, a lease that would not be considered a capital lease or financing lease pursuant to GAAP prior to the effectiveness of ASC 842 as applied to public reporting companies shall not be deemed to constitute a Capital Lease for purposes of this Agreement regardless of any change in GAAP from the application of ASC 842 that would otherwise require such lease to be characterized or re-characterized (on a prospective or retroactive basis or otherwise) as a Capital Lease or otherwise reflected on the balance sheet, and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally.

(a) For purposes of any determination under Section 9, Section 10 (other than Section 10.11) or 10.14(b) or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of Section 10.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or (b).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”).

1.10 Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.17(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.11 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.

1.12 Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Letter of Credit Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

Section 2. Amount and Terms of Credit

2.1 Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make Loans denominated in Dollars to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Term Benchmark Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit.

(b) Each Lender may at its option make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least $1,000,000 and in a multiple of $100,000 in excess thereof (except for any Borrowing in an aggregate amount that is equal to the entire unused balance of aggregate Commitments and Loans to reimburse the Letter of Credit Issuers with respect to any Unpaid Drawing shall be made in the amounts required by Sections 3.3 or 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of Term Benchmark Loans under this Agreement.

2.3 Notice of Borrowing.

(a) Whenever the Borrower desires to incur Loans (other than borrowings to repay Unpaid Drawings), the Borrower shall submit a notice substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably) (a “Notice of Borrowing”) not later than (x) 1:00 p.m. (Central time) at least three U.S. Government Securities Business Days’ before the date of the proposed Borrowing of Loans if such Loans are to be initially Term Benchmark Loans (or 9:00 a.m. (Central time) two U.S. Government Securities Business Days’ in the case of a Borrowing of Loans to be made on the Closing Date), and (y) 12:00 noon (Central time) on the date of each proposed Borrowing of Loans that are to be ABR Loans. Each Notice of Borrowing shall be submitted to the Administrative Agent through Electronic System or the Approved Borrower Portal, in each case, to the extent arrangements for doing so have been approved by the Administrative Agent; provided that a Notice of Borrowing emailed to the Administrative Agent using the electronic mail addresses specified for the Administrative Agent on Schedule 13.2 or to such other electronic mail addresses designated by the Administrative Agent in a notice to the Borrower, in each case, shall be deemed an approved and permitted arrangement. Each such Notice of Borrowing shall be signed by an Authorized Officer of the Borrower; provided that, each such electronic Notice of Borrowing submitted through the Approved Borrower Portal, if permitted, is not required to be signed but shall be submitted by an Authorized Officer of the Borrower or its duly appointed designee to the Administrative Agent. Each such Notice of Borrowing shall specify:

(i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing,

(ii) the date of the Borrowing (which shall be a Business Day),

(iii) whether the respective Borrowing shall consist of ABR Loans and/or Term Benchmark Loans and, if Term Benchmark Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration), and

(i) (A) the amount of the then effective Borrowing Base and the Available Borrowing Base (if such Notice of Borrowing is delivered during a period that is not an Investment Grade Period), (B) the amount of the then effective Total Commitment, (C) the aggregate principal amount of Permitted Pari Term Loan Debt then outstanding, (D) the aggregate Total Exposures of all Lenders at such time (without regard to the requested Borrowing), and (E) the pro forma aggregate Total Exposures of all Lenders (after giving effect to the requested Borrowing).

The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing. Each Notice of Borrowing shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the aggregate Total Exposures of all Lenders to exceed the Total Commitment then in effect.

(b) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c) Notwithstanding anything to the contrary in this Section 2.3, in no event shall the Borrower be permitted to request pursuant to this Section 2.3, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.17(a) and 2.17(f), as applicable).

2.4 Disbursement of Funds.

(a) No later than 1:00 p.m. (Central time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds shall be made available by 10:00 a.m. (Central time) or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Borrowing Notice to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Bank Funding Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby promises to pay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, the then outstanding principal amount of all Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit H hereto. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (and in multiples of $100,000 in excess thereof), unless otherwise agreed by the Administrative Agent, of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Term Benchmark Loans as Term Benchmark Loans for an additional Interest Period; provided that (A) no partial conversion of Term Benchmark Loans shall reduce the outstanding principal amount of Term Benchmark Loans made pursuant to a single Borrowing to less than $1,000,000, (B) ABR Loans may not be converted into Term Benchmark Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) Term Benchmark Loans may not be continued as Term Benchmark Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2, and (E) no Loan or Borrowing shall be converted into an RFR Loan except (x) in accordance with Section 2.17(a) or 2.17(f), or (y) following the implementation of Daily Simple SOFR as a Benchmark Replacement pursuant to Section 2.17(b). Each such conversion or continuation shall be effected by the Borrower by submitting notice (each, a “Notice of Conversion or Continuation”) to the Administrative Agent by the time that a Notice of Borrowing would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, unless otherwise agreed by the Administrative Agent. Each Notice of Conversion or Continuation shall be submitted to the Administrative Agent through Electronic System or the Approved Borrower Portal, in each case, to the extent arrangements for doing so have been approved by the Administrative Agent; provided that a Notice of Conversion or Continuation emailed to the Administrative Agent using the electronic mail addresses specified for the Administrative Agent on Schedule 13.2 or to such other electronic mail addresses designated by the Administrative Agent in a notice to the Borrower, in each case, shall be deemed an approved and permitted arrangement. Each such Notice of Conversion or Continuation shall be signed by an Authorized Officer of the Borrower; provided that, each such electronic Notice of Conversion or Continuation submitted through the Approved Borrower Portal, if permitted, is not required to be signed but shall be submitted by an Authorized Officer of the Borrower or its duly appointed designee to the Administrative Agent. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans. Each Notice of Conversion or Continuation shall specify the following information:

(i) the Borrowing to which such Notice of Conversion or Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Notice of Conversion or Continuation, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, an RFR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Notice of Conversion or Continuation requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.6(a), prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Borrowing (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.17(a) and 2.14(f), as applicable).

(b) If any Event of Default is in existence at the time of any proposed continuation of any Term Benchmark Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such Term Benchmark Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Term Benchmark Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of Term Benchmark Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loans subject to an interest rate Hedge Agreement as Term Benchmark Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.

2.7 Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) or repayment or prepayment in full thereof at a rate per annum that shall at all times be the Applicable Margin plus the Alternate Base Rate, in each case, in effect from time to time.

(b) The unpaid principal amount of each Term Benchmark Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) or repayment or prepayment in full thereof at a rate per annum that shall at all times be the Applicable Margin plus the relevant Term SOFR Rate or, if applicable, a Benchmark Replacement, for the Interest Period in effect for such Borrowing, in each case, in effect from time to time.

(c) Following the implementation of Daily Simple SOFR in accordance with Section 2.17, if applicable, the unpaid principal amount of each RFR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) or repayment or prepayment in full thereof at a rate per annum that shall at all times be the Applicable Margin plus Daily Simple SOFR, in each case, in effect from time to time.

(d) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% per annum or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% per annum from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(e) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, the Borrower hereby promises to pay to the Administrative Agent for the benefit of the Lenders interest, (i) in respect of each ABR Loan and each RFR Loan, as applicable, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Term Benchmark Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(f) All computations of interest hereunder shall be made in accordance with Section 5.5.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of Term Benchmark Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Term Benchmark Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, three, six or twelve month period (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment) or any shorter period requested by the Borrower; provided that, notwithstanding the foregoing, the initial Interest Period beginning on the Closing Date may be for a period less than one month if agreed upon by the Borrower, the Administrative Agent and each of the Lenders.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Term Benchmark Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of Term Benchmark Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a Term Benchmark Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any Term Benchmark Loan if such Interest Period would extend beyond the Maturity Date.

2.10 Increased Costs, Etc.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the Letter of Credit Issuer;

(ii) impose on any Lender or the Letter of Credit Issuer or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Letter of Credit Issuer or other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Letter of Credit Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Letter of Credit Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Letter of Credit Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Break Funding Payments.

(a) With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.6 and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 13.7, then, in any such event, the Borrower shall compensate each Lender for any actual loss, cost and expense attributable to such event.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the last Business Day of each March, June, September and December (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), or (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.6 and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for any actual loss, cost and expense attributable to such event.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a), 2.10(b), or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $3,000,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.14(e).

(b) Scheduled and Interim Redeterminations. Following the Closing Date, the Borrowing Base shall be redetermined annually in accordance with this Section 2.14 (each a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders on or about May 1st of each year, commencing May 1, 2026; provided that, in the event any such redetermined Borrowing Base causes the Available Borrowing Base to be less than $1,000,000,000 in excess of the then-current Total Commitment, subsequent Scheduled Redeterminations shall occur semi-annually in accordance with this Section 2.14, in which case, subject to Section 2.14(d), each such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders on or about May 1st and November 1st of each year until such time a redetermined Borrowing Base again becomes greater than or equal to $1,000,000,000 in excess of the then-current Total Commitment, in which case, Scheduled Redeterminations will again occur annually in accordance with this Section 2.14. In addition, the Borrower may at any time (including prior to the Scheduled Redetermination occurring on or about May 1, 2026), by notifying the Administrative Agent thereof, not more than once between Scheduled Redeterminations, and the Administrative Agent, following the Scheduled Redetermination date of May 1, 2026, may, at the direction of the Required Lenders, by notifying the Borrower thereof, not more than once between Scheduled Redeterminations, in each case elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (each an “Interim Redetermination”) in accordance with this Section 2.14.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report, and (B) such other reports, data and supplemental information as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements or any other Indebtedness) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as it exists at the particular time and that is of the type used for such purpose with respect to similar oil and gas credits for borrowers with similar credit profiles.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.13(a) in a timely manner, then on or before April 15th and October 15th, as applicable, of such year following the date of delivery, or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.13(a) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within 15 days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Borrowing Base Required Lenders in each such Lender’s sole discretion, but determined in good faith and in the exercise of reasonable business judgment (from the perspective of a secured oil and gas lender) consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.14(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by Lenders constituting at least the Required Lenders in each such Lender’s sole discretion, but determined in good faith and in the exercise of reasonable business judgment (from the perspective of a secured oil and gas lender) consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.14(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Borrowing Base Required Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-day period, the Borrowing Base Required Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Borrowing Base Required Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). It is expressly understood that the Administrative Agent and Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their discretion, whether in relation to the Total Commitment, the Maximum Aggregate Amount or otherwise.

(d) Effectiveness of a Redetermined Borrowing Base. Subject to Section 2.14(f), after a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.13(a) in a timely and complete manner, on or about May 1st or November 1st of such year, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 9.13(a) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Subject to Section 2.14(f), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.14(e). Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Upon Asset Dispositions or Termination of Hedge Positions. If (i)(1) the Borrower or one of the other Credit Parties Disposes of Oil and Gas Properties or Disposes of the Stock or Stock Equivalents of any Credit Party owning Oil and Gas Properties, and such Disposition involves Borrowing Base Properties included in the most recently delivered Reserve Report, or (2) the Borrower or any Credit Party shall unwind, terminate or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) upon which the Lenders relied in determining the Borrowing Base pursuant to Section 10.4(b) or (k), as applicable, and (ii) the sum of (1) in the case of clause (i)(1) the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed of since the later of (A) the last Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(e), and (2) in the case of clause (i)(2), the Hedge PV (as calculated at the time of any such unwind, termination or creation of off-setting positions) of such unwound, terminated and/or offsetting positions (after taking into account any other Hedge Agreement executed subsequent to the last Redetermination Date or adjustment of the Borrowing Base) during such period, collectively, exceeds 10% of the then-effective Borrowing Base, then, after the Administrative Agent has received the notice required to be delivered by the Borrower pursuant to Section 10.4(b) or (k), no later than one Business Day after the date of consummation of any such Disposition, unwind, termination or off-set, as the case may be, the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the sum of the Borrowing Base value, if any, attributable to such Disposed of Borrowing Base Properties plus the Borrowing Base value, if any, attributable to such unwound, terminated or off-setting hedge positions in the calculation of the then-effective Borrowing Base and, if the Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

(f) Borrower’s Right to Elect Reduced Borrowing Base. Within three Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(f) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(g) Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly, and in any event within 3 Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent and the Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.

(h) Investment Grade Period. Notwithstanding anything in this Agreement to the contrary, during any Investment Grade Period, the provisions of clauses (a) through (f) of Section 2.14 and Section 4.3(b) will be deemed to be inapplicable and shall be disregarded for all purposes. Upon the end of any Investment Grade Period, the Borrowing Base will be determined based on the most recently delivered Reserve Report and will remain in effect until the next Redetermination Date, subject to further adjustments from time to time pursuant to Section 2.14(e).

2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders, the Required Lenders or Borrowing Base Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 or requiring the consent of each affected Lender pursuant to Section 13.1(i) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender;

(c) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuers or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent or the applicable Letter of Credit Issuer, Cash Collateralize for the benefit of the applicable Letter of Credit Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Letter of Credit Issuer or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the applicable Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d) So long as any Lender is a Defaulting Lender, no Letter of Credit Issuer will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to the Letter of Credit Issuer, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) If the Borrower, the Administrative Agent and each Letter of Credit Issuer agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage and any applicable Cash Collateral shall be promptly returned to the Borrower; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Letter of Credit Issuer hereunder; third, to Cash Collateralize each Letter of Credit Issuer’s Letter of Credit Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Letter of Credit Issuer’s future Letter of Credit Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Letter of Credit Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16 Increase of Total Commitment.

(a) Subject to the conditions set forth in Section 2.16(b), the Borrower may, from time to time (including in connection with any redetermination of the Borrowing Base), increase the Total Commitment then in effect (any such increase an “Incremental Increase”) by increasing the Commitment of a Lender (an “Increasing Lender”) or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).

(b) Any increase in the Total Commitment shall be subject to the following additional conditions:

(i) such increase shall not be less than $100,000,000 (and increments of $10,000,000 above that minimum) unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Total Commitment would exceed (A) at any time during an Investment Grade Period, the Maximum Aggregate Amount or (B) at any time other than during an Investment Grade Period, the lesser of the Available Borrowing Base then in effect and the Maximum Aggregate Amount;

(ii) no Default or Event of Default shall have occurred and be continuing after giving effect to such increase;

(iii) no Lender’s Commitment may be increased without the consent of such Lender;

(iv) the Administrative Agent shall have been given notice of the increase in Commitments;

(v) the maturity date of such increase shall be the same as the Maturity Date;

(vi) the Borrower shall have paid to the Administrative Agent, for payment to any Increasing Lender or Additional Lender, as applicable, any fees payable in the amounts and at the times separately agreed upon among the Borrower, the Administrative Agent and such Lender or Lenders; and

(vii) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that the Applicable Margin of the Facility may be increased to be consistent with that for such Incremental Increases).

(c) Each Increasing Lender or Additional Lender shall execute and deliver to the Borrower and the Administrative Agent customary documentation (any such documentation, an “Incremental Agreement”) implementing any Incremental Increase. Upon receipt by the Administrative Agent of one or more executed Incremental Agreements increasing the Commitments of Lenders and/or adding Commitments from Additional Lenders as provided in this Section 2.16, (i) the Total Commitment shall be increased automatically on the effective date set forth in such Incremental Agreements by the aggregate amount indicated in such Incremental Agreements without further action by the Borrower, the Administrative Agent and the Letter of Credit Issuers or any Lender, (ii) Schedule 1.1(a) and the Register shall each be amended to add such Additional Lender’s Commitment or to reflect the increase in the Commitment of an Increasing Lender, and the Commitment Percentages of the Lenders shall be adjusted accordingly to reflect the Incremental Increase of each Additional Lender and/or each Increasing Lender, (iii) the Administrative Agent shall distribute to the Borrower, the Administrative Agent, each Letter of Credit Issuer and each Lender the revised Schedule 1.1(a), (iv) any such Additional Lender shall be deemed to be a party in all respects to this Agreement and any other Credit Documents to which the Lenders are a party, and (v) upon the effective date set forth in such Incremental Agreement, any such Lender party to the Incremental Agreement shall purchase a pro rata portion of the outstanding Loans (including participations in L/C Obligations) of each of the current Lenders such that each Lender (including any Additional Lender, if applicable) shall hold its respective Commitment Percentage of the outstanding Loans (and participation interests in participations in L/C Obligations) as reflected in the revised Schedule 1.1(a) required by this Section 2.16.

2.17 Alternate Rate of Interest; Illegality.

(a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.17, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 13.2 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion or Continuation in accordance with the terms of Section 2.6 or a new Notice of Borrowing in accordance with the terms of Section 2.3, (A) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice of Conversion or Continuation or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.17(a)(i) or 2.17(a)(ii) above or (y) an ABR Borrowing if the Daily Simple SOFR is also the subject of Section 2.17(a)(i) or 2.17(a)(ii) above and (B) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, an RFR Borrowing and any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Conversion or Continuation or a Notice of Borrowing, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.17(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Conversion or Continuation in accordance with the terms of Section 2.6 or a new Notice of Borrowing in accordance with the terms of Section 2.3, (A) any impacted Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.17(a)(i) or 2.17(a)(ii) above or (y) an ABR Loan if the Daily Simple SOFR is also the subject of Section 2.17(a)(i) or 2.17(a)(ii) above, on such day, and (B) any impacted RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (Central time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.17.

(e) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will no longer be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, or a conversion to or continuation of Term Benchmark Loans or (ii) an RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted (1) any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event or (2) any such request for an RFR Borrowing into a request for an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.17, (i) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (ii) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

Section 3. Letters of Credit

3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit (together with the Existing Letters of Credit, the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Sublimit then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Loan Limit then in effect, (iii) no Letter of Credit is required to be issued by a given Letter of Credit Issuer if, as a result of the issuance of such Letter of Credit, (x) the aggregate undrawn Stated Amount of all outstanding Letters of Credit issued by such Letter of Credit Issuer at such time plus (y) the aggregate amount of all outstanding Unpaid Drawings made by such Letter of Credit Issuer would exceed such Letter of Credit Issuer’s Letter of Credit Commitment, (iv) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are satisfactory to the applicable Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (provided, however, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date), (v) each Letter of Credit shall be denominated in Dollars, (vi) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor and (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Sublimit in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Sublimit.

(d) Notwithstanding anything herein to the contrary, no Letter of Credit Issuer shall have any obligation hereunder to issue, and none shall issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Letter of Credit Issuer applicable to letters of credit generally.

3.2 Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (Central time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance. Each notice shall be executed by the Borrower and shall be in the form of Exhibit B or such other form as reasonably agreed between the Borrower, the Administrative Agent and the Letter of Credit Issuer (each a “Letter of Credit Request”) and shall be delivered by hand or facsimile (or transmitted through Electronic System, the Approved Borrower Portal, or other electronic communication, in each case to the extent arrangements for doing so have been approved by the respective Letter of Credit Issuer) to a Letter of Credit Issuer selected by it and to the Administrative Agent. No Letter of Credit Issuer shall issue any Letters of Credit unless such Letter of Credit Issuer shall have received notice from the Administrative Agent that the conditions to such issuance have been met, which notice shall be deemed given (i) if the Letter of Credit Issuer has not received notice from the Administrative Agent that the conditions to such issuance have been met within two Business Days after the date of the applicable Letter of Credit Request or (ii) if the aggregate amount of Letters of Credit Outstanding issued by such Letter of Credit Issuer then outstanding does not exceed the amount theretofore agreed to by the Borrower, the Administrative Agent and such Letter of Credit Issuer, and the Administrative Agent has not otherwise notified such Letter of Credit Issuer that it may no longer rely on this clause (i).

(b) If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date unless arrangements which are satisfactory to the applicable Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (but no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date); provided, however, that the Letter of Credit Issuer shall not permit any such extension if (i) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(c) Each Letter of Credit Issuer (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, such Letter of Credit Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Letter of Credit Issuer.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) the Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), or if any reimbursement payment is required to be refunded to the Borrower, the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction). Each L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (Central time) on the first Business Day after the date notified by the Letter of Credit Issuer in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Bank Funding Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of

Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Bank Funding Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer by making payment in Dollars to the Administrative Agent for the account of the Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if the Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (Central time) on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 11:00 a.m. (Central time) on the Reimbursement Date that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (Central time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the limits of Section 2.2 and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).

3.5 [Reserved].

3.6 New or Successor Letter of Credit Issuer.

(a) A Letter of Credit Issuer (other than any Letter of Credit Issuer that is also the Administrative Agent at such time) may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Letter of Credit Issuer and the Administrative Agent and may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Letter of Credit Issuer, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7 Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, exemplary or punitive, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct, gross negligence or bad faith (as determined in a final and non-appealable judgment by a court of competent jurisdiction) or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8 Cash Collateral.

(a) Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b) If any Event of Default shall occur and be continuing, the Required Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Required Lenders shall be required.

(c) For purposes of this Agreement, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.

3.9 Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11 Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted

Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 4. Fees; Commitments

4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Term Benchmark Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c) The Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount a may be agreed in a separate writing between the Borrower and any Letter of Credit Issuer) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2 Voluntary Reduction of Commitments.

(a) Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Commitments, as determined by the Borrower, in whole or in part; provided that (i) any such termination or reduction shall apply ratably to reduce each Lender’s Commitment, (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $10,000,000 and in an integral multiple of $1,000,000 in excess thereof and (iii) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of all Lenders’ Total Exposures shall not exceed the Loan Limit.

(b) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer or any Lender may have against such Defaulting Lender.

4.3 Mandatory Termination or Reduction of Commitments.

(a) The Total Commitment shall terminate at 5:00 p.m. (Central time) on the Termination Date.

(b) If any reduction in the Borrowing Base would result in the Borrowing Base being less than the Total Commitment, the Total Commitment shall be automatically and permanently (but subject to Section 2.16) reduced, without premium or penalty, contemporaneously with such reduction in the Borrowing Base so that the Total Commitment equals the Borrowing Base as reduced; provided that any such reduction shall apply ratably to reduce each Lender’s Commitment. Concurrently with, and effective on, the Redetermination Date applicable to such Borrowing Base reduction, (i) Schedule 1.1(a) and the Register shall each be amended to reflect the decrease in the Total Commitment and the Commitment of each Lender and (ii) the Administrative Agent shall promptly distribute to the Borrower, the Administrative Agent, each Letter of Credit Issuer and each Lender the revised Schedule 1.1(a).

Section 5. Payments

5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Term Benchmark Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (Central time) (i) in the case of Term Benchmark Loans, three Business Days prior to (or such shorter time as the Administrative Agent may agree) and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b) unless otherwise agreed by the Administrative Agent, each partial prepayment of (i) Term Benchmark Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof; provided that no partial prepayment of Term Benchmark Loans made pursuant to a single Borrowing shall reduce the outstanding Term Benchmark Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such Term Benchmark Loans; and

(c) any prepayment of Term Benchmark Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

5.2 Mandatory Prepayments.

(a) Repayment following Optional Reduction of Commitments. If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the aggregate Total Exposures of all Lenders exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day (i) prepay the Loans in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the applicable Letter of Credit Issuer and the L/C Participants an amount in cash equal to such excess to be held as cash collateral as provided in Section 3.8.

(b) Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i) Upon any redetermination of the Borrowing Base in accordance with Section 2.14(b), if the aggregate Total Exposures of all Lenders exceeds the redetermined Borrowing Base, then the Borrower shall, within 10 Business Days after its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency, inform the Administrative Agent of the Borrower’s election to: (A) within 30 days following such election prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay the Loans in six equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice with each payment being equal to 1/6th of the aggregate principal amount of such excess, (C) within 30 days following such election, provide additional Collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C); provided that if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.8; provided further, that all payments required to be made pursuant to this Section 5.2(b)(i) must be made on or prior to the Termination Date.

(ii) Upon any adjustment to the Borrowing Base pursuant to Section 2.14(e), if the aggregate Total Exposures of all Lenders exceeds the Borrowing Base, as adjusted, then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral no later than two Business Days following the date it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Borrowing Base Deficiency;

provided that all payments required to be made pursuant to this clause must be made on or prior to the Termination Date.

(iii) If the Borrower issues any Indebtedness permitted under Section 10.1(m) or 10.1(n) at any time a Borrowing Base Deficiency exists, the Borrower shall prepay the Loans on the date the Borrower receives the net cash proceeds from the issuance of such Senior Notes or such Convertible Notes, as applicable, in an amount sufficient to eliminate such Borrowing Base Deficiency (or, if less, such net cash proceeds). For the avoidance of doubt, Borrower shall be required to continue to comply with Section 5.2(b)(ii) with respect to any Borrowing Base Deficiency existing at the time of such issuance of Senior Notes or Convertible Notes, as applicable, for any reason other than any Disposition of Borrowing Base Properties.

(iv) For the avoidance of doubt and notwithstanding the foregoing, clauses (b)(i) through (b)(iii) above shall not apply during an Investment Grade Period.

(c) Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) Term Benchmark Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Term Benchmark Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the Term Benchmark Loan to be prepaid and such Term Benchmark Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Term Benchmark Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (Central time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (Central time) or, otherwise, on the next Business

Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Letter of Credit Issuer, as applicable, entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (Central time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of Section 5.4(a), the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of such Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.4, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.4 delivered to any Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 5.4(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(f)(ii)(A), 5.4(f)(ii)(B) and 5.4(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by executed copies of IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Status of Administrative Agent. On or before the date of this Agreement, the Administrative Agent (or any successor or replacement Administrative Agent, on or before the date on which it becomes the Administrative Agent hereunder), shall deliver to the Borrower either an executed original or executed copy of either (a) IRS Form W-9, or (b) IRS FormW-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments evidencing its agreement with the Borrower to be treated as a U.S. Person). The Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 5.4(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified, pursuant to this Section 5.4 (including by the payment of additional amounts pursuant to this Section 5.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 5.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) to the extent such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such refund had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document (including Payment in Full of the Secured Obligations).

(j) Defined Terms. For purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.

5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, Interest on Term Benchmark Loans, RFR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Section 6. Conditions Precedent to Initial Borrowing.

The amendment and restatement of the Existing Credit Agreement and the initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

6.1 Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly Authorized Officer of each of the Borrower, the Administrative Agent, each Lender (other than any Departing Lender) and each Letter of Credit Issuer;

(b) a Note executed by the Borrower in favor of each Lender that has requested a Note not less than two (2) Business Days prior to the Closing Date; and

(c) each other Credit Document to be entered into as of the date hereof, executed and delivered by a duly Authorized Officer of the Credit Parties party thereto and the Administrative Agent, as applicable.

6.2 Collateral.

(a) All documents, amendments and other instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Administrative Agent to be filed, registered or recorded to create or continue, as applicable, the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Administrative Agent for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2.

(b) All Stock of each Restricted Subsidiary of the Borrower directly or indirectly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Stock) and the Administrative Agent shall have received all certificates, if any, representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank.

(c) The Guarantee, the Pledge Agreement and the Security Agreement shall be in full force and effect.

6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Haynes & Boone, LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4 Closing Certificates. The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each Credit Party, and attaching the documents referred to in Section 6.5 and such other closing certificates as it may reasonably request.

6.5 Authorization of Proceedings of Each Credit Party; Organizational Documents. The Administrative Agent shall have received (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or managers of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder and (b) true and complete copies of each of the organizational documents of each Person that is a Credit Party as of the Closing Date.

6.6 Fees. All fees required to be paid on the Closing Date pursuant to the fee letter (the “Fee Letter”) previously agreed in writing between the Administrative Agent, JPMorgan Chase Bank, N.A., and the Borrower and reasonable out-of-pocket expenses required to be paid on the Closing Date, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial Borrowings hereunder, have been, or will be substantially simultaneously, paid.

6.7 Representations. On the Closing Date, all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case such representations and warranties shall be true and correct in all respects.

6.8 Patriot Act. The Administrative Agent and the Joint Bookrunners shall have received all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent or any Joint Bookrunner at least seven calendar days prior to the Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable

“know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

6.9 Historical Financial Statements. The Joint Lead Arrangers shall have received true, correct and complete copies of the Historical Financial Statements.

6.10 Projections. The Administrative Agent shall have received satisfactory projections for the Borrower through December 31, 2026.

6.11 Insurance Certificate. The Administrative Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and the Subsidiaries pursuant to Section 9.3.

6.12 Departing Lenders. Each Departing Lender shall have received payment in full of all its outstanding principal and accrued interest and fees owing under the Existing Credit Agreement (other than obligations to pay contingent indemnity obligations and other contingent obligations owing to it under the “Credit Documents,” as defined in the Existing Credit Agreement).

Section 7. Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4), and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction of the following conditions precedent:

7.1 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than the initial Credit Event to occur on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case such representations and warranties shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2 Notice of Borrowing.

(a) Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3(a).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

Section 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the Closing Date and on each other date as required or otherwise set forth in this Agreement, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1 Corporate Status. Each of the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (c) has duly qualified and is authorized to do business and is in good standing (if applicable, or has “active” status in the case of the State of Texas) in all jurisdictions where it is required to be so qualified, except in each case referred to in clauses (b) and (c), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3 No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents and other Liens permitted under Section 10.2) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4 Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

8.6 Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9 Financial Condition; Financial Statements.

(a) The Historical Financial Statements present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries at the date of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any. Since December 31, 2024, there has been no Material Adverse Effect.

(b) As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has any material Indebtedness (including Disqualified Stock), any material guarantee obligations, contingent liabilities, off balance sheet liabilities or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements, except as would not reasonably be expected to result in a Material Adverse Effect.

8.10 Tax Matters. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP and (b) to the extent then due and payable, the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes applicable for the current fiscal year to the Closing Date.

8.11 Employee Benefits.

(a) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance with, and has been established, administered and operated in accordance with, its terms, ERISA, the Code and any applicable Requirement of Law; (ii) each Plan that is intended to qualify under Section 401(a) of the Code is so qualified; (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) no Pension Plan has an Unfunded Pension Liability; and (v) all amounts required with respect to or by the terms of any material retiree welfare benefit plan or arrangement maintained by the Borrower or any Subsidiary or to which the Borrower or any Subsidiary has an obligation to contribute have been accrued in accordance with Accounting Standards Codification No 715.

(b) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) all Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and any applicable Requirement of Law; and (ii) all contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder.

8.12 Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date (after giving effect to the Transactions). Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13 Intellectual Property. The Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and their Oil and Gas Properties are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any Environmental Law that has not been fully resolved; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or disposal area containing Hazardous Materials has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, is located at, on or under any Oil and Gas Properties thereof currently owned or leased by the Borrower or any of its Subsidiaries in violation of any Environmental Law.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any of its currently or formerly owned or leased Oil and Gas Properties or facilities in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.

8.15 Properties.

(a) Each Credit Party has good and defensible title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects which are either immaterial or have been disclosed in writing to the Administrative Agent), and good title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2. After giving full effect to the Liens permitted by Section 10.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (other than those (i) disposed of in compliance with Section 10.4 since delivery of such Reserve Report and (ii) leases that have expired in accordance with their terms), and, without regard to any consent or non-consent provisions in any joint operating agreement, the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d) All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would not reasonably be expected to have a Material Adverse Effect.

8.16 Solvency. On the Closing Date (after giving effect to the consummation of the Transactions), the Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

8.17 Insurance. The properties of the Borrower and the Restricted Subsidiaries are insured in the manner contemplated by Section 9.3.

8.18 Patriot Act. On the Closing Date, each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent and the Lenders all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and the Lenders and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

8.19 Liens Under the Security Documents; Collateral Coverage Minimum. Upon the execution and delivery of the Security Documents (including any amendments or supplements to the existing Mortgages securing the obligations under the Existing Credit Agreement) in accordance herewith, and where appropriate the filing and recordation thereof with the appropriate filing or recording officers in each of the necessary jurisdictions, delivery to the Administrative Agent of Pledged Stock and the filing of Uniform Commercial Code financing statements, the Liens granted by any Credit Party to the Administrative Agent, constitute validly created, perfected and first priority Liens, subject only to Liens permitted under Section 10.2. The Collateral Coverage Ratio equals or exceed the Collateral Coverage Minimum.

8.20 No Default. On the Closing Date, no Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions. Each of the Borrower and each Restricted Subsidiary is in compliance in all material respects with the Requirements of Law applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.21 Direct Benefit. The initial Borrowing hereunder and all additional Borrowings are for the direct benefit of the Borrower and its Restricted Subsidiaries. The Borrower and its Restricted Subsidiaries shall engage as an integrated group in the business of oil and gas exploration and related activities and certain other legal business purposes, and any benefits to the Borrower and its Restricted Subsidiaries is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and its Restricted Subsidiaries is dependent upon the continued successful performance of the functions of the integrated group as a whole.

8.22 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and/or procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions in any material respect.

8.23 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

8.24 Plan Assets. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations).

Section 9. Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the Letter of Credit Issuer following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management

Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

9.1 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered, (y) any potential inability to satisfy the Financial Performance Covenants on a future date or in a future period or (z) the occurrence of the maturity date of any Senior Notes, any Permitted Pari Term Loan Debt or any Permitted Refinancing Indebtedness, in each case, in respect thereof within one year from the date such opinion is delivered).

(b) Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Guarantors

and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

(d) Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e) Environmental Matters. Promptly after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any of their Oil and Gas Properties not otherwise disclosed on Schedule 8.4;

(ii) any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (B) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any of the Credit Parties’ Oil and Gas Properties;

(iii) any condition or occurrence on any of the Credit Parties’ Oil and Gas Properties not previously disclosed to the Administrative Agent in writing that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any of the Credit Parties’ Oil and Gas Properties.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(f) Issuance of Permitted Pari Term Loan Debt. In the event the Borrower intends to issue Permitted Pari Term Loan Debt (or any Permitted Refinancing Indebtedness in respect thereof), prior written notice of such intended offering of such Permitted Pari Term Loan Debt (or Permitted Refinancing Indebtedness), the anticipated amount thereof, and the anticipated date of closing and promptly when available will furnish a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any).

(g) Other Information. (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) promptly upon distribution thereof, copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement), (iii) promptly following knowledge of the occurrence thereof, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification, (iv) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (v) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

Documents required to be delivered pursuant to Sections 9.1(a) and (b) and Section 9.1(g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are transmitted by electronic mail to the Administrative Agent or (iii) on which such documents are filed of record with the SEC; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (except that no such notice shall be required to the extent such documents are filed on record with the SEC). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2 Books, Records and Inspections.

(a) The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, and (ii) only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1(f) (v) or this Section 9.2, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

9.3 Maintenance of Insurance. The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Administrative Agent shall be an additional insured on any such liability insurance as its interests may appear. All policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least 30 days’ prior written notice to the Administrative Agent of any cancellation of such insurance (or at least 10 days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).

9.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Subsidiaries shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

9.5 Consolidated Corporate Franchises. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes; Regulations, Etc.

(a) The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and/or procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.7 ERISA. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000.

9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:

(a) operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c) to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 9.8.

9.9 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its, and each of its Restricted Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10 Additional Guarantors, Grantors and Collateral.

(a) On any date that is not during an Investment Grade Period, subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement, in form and substance acceptable to the Administrative Agent, in order to become a Guarantor under the Guarantee and a grantor under each of the Pledge Agreement and the Security Agreement. The Borrower shall cause any Subsidiary (if other than the Borrower) that guarantees the obligations with respect to any Permitted Pari Term Loan Debt or Permitted Refinancing Indebtedness in

respect thereof to become a Guarantor by executing and delivering to the Administrative Agent an assumption agreement with respect to the Guaranty Agreement.

(b) On any date that is not during an Investment Grade Period, subject to any applicable limitations set forth in the Pledge Agreement, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10(a)) to pledge, to the Administrative Agent, for the benefit of the Secured Parties all of the Stock (other than any Excluded Stock) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 9.10(a)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto and within 30 days of such event (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(c) In connection with each redetermination (but not any adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties, to ascertain whether the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) meets the Collateral Coverage Minimum after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the Collateral Coverage Ratio (calculated at the time of redetermination) does not meet the Collateral Coverage Minimum, then the Borrower shall, and shall cause its Credit Parties to, grant, within 60 days of delivery of notice from the Administrative Agent thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Administrative Agent as security for the Obligations a first-priority Lien (subject to Liens permitted by Section 10.2) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that, after giving effect thereto, the Collateral Coverage Ratio (calculated at the time of redetermination) meets the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.10(a) and (b).

(d) Subject to any applicable limitations set forth in the Security Documents or the Pledge Agreement, the Borrower will, within ninety (90) days of the end of any Investment Grade Period (or such longer period as the Administrative Agent may agree), execute and cause its Restricted Subsidiaries to execute Security Documents and a Guarantee such that the Borrower and its Restricted Subsidiaries are in compliance with the foregoing provisions of this Section 9.10.

(e) The Borrower will cause the Mortgaged Properties to include, at all times, any Oil and Gas Properties (including, to the extent applicable, any unproven acreage and any midstream or gathering assets) on which Liens have been granted to secure any Permitted Pari Term Loan Debt; provided that the Borrower will not be required to comply with this Section 9.10(e) during an Investment Grade Period.

9.11 Use of Proceeds.

(a) The Borrower will use the proceeds of the Loans (i) to pay Transaction Expenses, (ii) to make Restricted Payments and Investments permitted to be made hereunder, (iii) to finance the acquisition, development and exploration of Oil and Gas Properties, (iv) to redeem, defease, prepay or repay Indebtedness permitted to be incurred hereunder, including any fees, premiums and expenses associated therewith, (v) for working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries and (vi) to renew and extend outstanding Indebtedness under the Existing Credit Agreement and the Existing Letters of Credit.

(b) The Borrower will use Letters of Credit for general corporate purposes, including to support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties and other assets, obligations to pipelines and plugging and abandonment obligations.

9.12 Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Administrative Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) Notwithstanding anything herein to the contrary, (i) if the Administrative Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents and (ii) no additional Security Documents or Collateral shall be required during an Investment Grade Period.

9.13 Reserve Reports and Interim PV-9 Reports.

(a) On or before April 1st and October 1st of each year, as applicable pursuant to Section 2.14(b), commencing April 1, 2026, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding December 31st and June 30th, respectively and as applicable pursuant to Section 2.14(b), the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that the Borrower desires to have included in any calculation of the Borrowing Base. Each Reserve Report as of December 31st shall be prepared, at the Borrower’s election, (i) by or under the supervision of the chief engineer of the Borrower and audited by one or more Approved Petroleum Engineers; provided, that so long as such audit covers at least 85% of the total value of Proved Reserves set forth in such Reserve Report, the remaining value may be covered by a report prepared by or under the supervision of the chief engineer of the Borrower or (ii) by one or more Approved Petroleum Engineers; provided, so long as such report covers at least 85% of the total value of Proved Reserves set forth in such Reserve Report, the remaining value may be covered by a report prepared by or under the supervision of the chief engineer of the Borrower. If applicable, each Reserve Report as of June 30th shall be prepared, at the Borrower’s election, (A) in accordance with one of the options in the preceding sentence or (B) by petroleum engineers employed by the Borrower or any of its Subsidiaries.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or by or under the supervision of the chief engineer of the Borrower or by the Borrower. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than 30 days, in the case of any Interim Redetermination requested by the Borrower or 45 days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.

(c) [Reserved].

(d) Notwithstanding anything in this Agreement to the contrary, during any Investment Grade Period, the Borrower will not be required to comply with clauses (a), (b) and (c) of this Section 9.13 so long as the Borrower has both (i) a Rating from Moody’s of Baa3 or better and (ii) a Rating from S&P of BBB- or better.

9.14 Title Information. Upon the Administrative Agent’s request at any time a Default shall have occurred and is continuing, the Borrower will, and will cause each Restricted Subsidiary to, deliver to the Administrative Agent such evidence of title as the Administrative Agent shall deem reasonably necessary or appropriate to (a) verify (i) the ownership of 80% of the Mortgaged Present Value (or such greater percentage for which the Credit Parties are required to deliver satisfactory title information pursuant to the Permitted Pari Term Loan Debt Documents at such time) and (ii) the validity, perfection and priority of the Liens created by the Mortgages and such other matters regarding such Mortgages as the Administrative Agent shall reasonably request, and (b) otherwise cover any other Oil and Gas Properties (including, to the extent applicable, any unproven acreage and any midstream or gathering assets) for which the Credit Parties have been required to provide title information under the Permitted Pari Term Loan Debt Documents at such time; provided that the Borrower will not be required to comply with this Section 9.14 during any Investment Grade Period.

9.15 Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Credit Party (other than Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under its respective Guaranty Agreement including obligations with respect to Hedge Agreements (provided, however, that the Borrower shall only be liable under this Section 9.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.15, or otherwise under this Agreement or any Credit Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 9.15 shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Commitments are terminated. The Borrower intends that this Section 9.15 constitute, and this Section 9.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10. Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the Letter of Credit Issuer following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness arising under the Credit Documents;

(b) Indebtedness (including Guarantee Obligations thereunder) in respect of the Senior Notes and any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the foregoing and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(c) Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor shall be permitted so long as such Indebtedness is evidenced by an intercompany note and subject to subordination terms acceptable to the Administrative Agent, to the extent permitted by Requirements of Law and not giving rise to material adverse Tax consequences, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(d) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(e) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(e) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(e) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt (or Indebtedness under clause (b) above) shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(f) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), (h), (o), (p) and (q);

(g) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets; (ii) Indebtedness arising under Capital Leases, other than Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in compliance on a pro forma basis after giving effect to the incurrence of such Indebtedness with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such incurrence had occurred on the first day of such Test Period); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(h) Indebtedness outstanding on the date hereof listed on Schedule 10.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(i) (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that:

(A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(B) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries),

(C) (1) the Stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.10(b) and (2) such Person executes a supplement to each of the Guarantee and the Pledge Agreement, in each case to the extent required under Section 9.10; provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 10.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that the requirements of this clause (C) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(g), and

(D) after giving effect to the assumption of any such Indebtedness, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such assumption and acquisition had occurred on the first day of such Test Period; and

(ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(j) (i) Indebtedness incurred to finance a Permitted Acquisition; provided that:

(A) (1) the Stock of the Person acquired is pledged to the Administrative Agent to the extent required under Section 9.10(b) and (2) such Person executes a supplement to each of the Guarantee and the Pledge Agreement and delivers any other Security Documents, in each case, to the extent required under Section 9.10;

(B) after giving effect to the incurrence of any such Indebtedness, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants, as such covenant are recomputed as at the last day of the most recently ended Test Period as if such incurrence and acquisition had occurred on the first day of such Test Period;

(C) the maturity of such Indebtedness is not earlier than, and no mandatory repayment or Redemption (other than customary change of control or asset sale offers or upon any event of default) is required prior to, 91 days after the Maturity Date (determined at the time of issuance or incurrence); and

(D) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary Guarantor except to the extent permitted under Section 10.5; and

(ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(k) Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(m) (i) other additional Indebtedness and (ii) any Permitted Refinancing Indebtedness issued as incurred to Refinance such Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (m) shall not at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, exceed the greater of $500,000,000 and 4.5% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred based upon the financial statements most recently available prior to such date);

(n) Indebtedness in respect of Permitted Additional Debt and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness; provided that after giving effect to the incurrence or issuance thereof, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants as such covenant are recomputed as of the last day of the most recently ended Test Period as if such incurrence or issuance had occurred on the first day of such Test Period;

(o) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(p) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(q) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock permitted hereunder;

(r) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or insurance premium financing or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(s) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(t) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(u) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(v) Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(w) Indebtedness consisting of the undischarged balance of any Production Payment, subject to adjustment of the Borrowing Base as set forth in Section 2.14(e) to the extent required under Section 10.4(b);

(x) Permitted Pari Term Loan Debt incurred on or prior to the date that is two years after the Closing Date and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness; provided that (i) the aggregate principal amount of Permitted Pari Term Loan Debt permitted by this clause (x) shall not exceed, at the time of incurrence thereof, an aggregate principal amount equal to the least of the following: (A) the Borrowing Base then in effect minus the Total Commitment then in effect, (B) an amount equal to the Total Commitment then in effect and (C) an amount equal to thirty-three and one-third percent (33-1/3%) of the sum of (1) the Total Commitments then in effect plus (2) the aggregate principal amount of Permitted Pari Term Loan Debt then outstanding (after giving effect to any such incurrence of Permitted Pari Term Loan Debt); and (ii) for the avoidance of doubt, no Permitted Pari Term Loan Debt may be issued or incurred during an Investment Grade Period; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (x) above.

10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b) Permitted Liens;

(c) (x) Liens (including liens arising under Capital Leases to secure Capitalized Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(g); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (y) on any date that is not during an Investment Grade Period, Liens on the assets of a Restricted Subsidiary that is not a Credit Party securing Indebtedness permitted pursuant to Section 10.1(m);

(d) Liens existing on the date hereof; provided that any Lien securing Indebtedness in excess of (i) $5,000,000 individually or (ii) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 10.2) shall only be permitted to the extent such Lien is listed on Schedule 10.2;

(e) (i) the modification, replacement, extension or renewal of any Lien permitted by clauses (a), (b), (c), (d), (f), (g), (s), (t), (u) and (y) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or upon or in after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by clauses (f) and (s), included or required to be included by the Indebtedness secured by such Lien (it being understood that such Lien may not extend to property that would not have been encumbered thereby but for such acquisition) and (C) the proceeds and products thereof or (ii) on any date that is not during an Investment Grade Period, Liens securing Indebtedness incurred in replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of secured Indebtedness, to the extent the replacement, extension or renewal of the Indebtedness secured thereby is permitted by Section 10.1;

(f) On any date that is not during an Investment Grade Period, Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(i); provided that such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(i), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such Permitted Acquisition;

(g) On any date that is not during an Investment Grade Period, Liens placed upon the Stock and Stock Equivalents of any Person that becomes a Restricted Subsidiary pursuant to a Permitted Acquisition, or the assets of such a Restricted Subsidiary, in each case, to secure Indebtedness incurred pursuant to Section 10.1(j); provided that such Liens attach at all times only to the Stock and Stock Equivalents or assets so acquired;

(h) Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage and securities accounts (and the assets therein) incurred in the ordinary course of business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Production Payments, subject to adjustment of the Borrowing Base as set forth in Section 2.14(e) to the extent required under Section 10.4(b);

(r) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t) Liens on Stock in a joint venture that (i) does not constitute a Restricted Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral or (ii) constitute customary buy/sell arrangements between the joint venture parties or are restrictions under the organizational documents of such joint venture;

(u) Liens securing any Indebtedness permitted by Section 10.1(k);

(v) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Restricted Subsidiary that is reasonably likely to exceed $5,000,000;

(w) on any date that is not during an Investment Grade Period, Liens on any property of the Borrower or any Restricted Subsidiary, other than property or assets securing the Obligations or any Borrowing Base Properties, to secure Indebtedness and obligations of the Borrower or such Restricted

Subsidiary under Hedge Agreements permitted under Section 10.10 with counterparties other than a Hedge Bank;

(x) On any date that is not during an Investment Grade Period, Liens securing any Permitted Pari Term Loan Debt and Permitted Refinancing Indebtedness and any guarantees thereof, in each case, permitted to be incurred pursuant to Section 10.1(x); provided that such Liens are pari passu with the Liens in favor of the Administrative Agent securing the Obligations and subject to a Pari Passu Intercreditor Agreement; and

(y) additional Liens on property not constituting Borrowing Base Properties so long as the aggregate principal amount of the obligations secured thereby at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed the greater of $150,000,000 and 1.50% of Consolidated Total Assets (measured as of the date such Lien or the obligations secured is incurred based upon the financial statements most recently available prior to such date).

10.3 Limitation on Fundamental Changes. Except as permitted by Sections 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (F) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and that the Credit Documents are enforceable against the Successor Borrower; and (G) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b) any Subsidiary of the Borrower or any other Person (other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Pledge Agreement, the Security Agreement and any applicable Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents (if involving a Guarantor) and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(c) any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d) any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, an “Investment” and subject to the limitations set forth in Section 10.5 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(f) to the extent that no Borrowing Base Deficiency, Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.

Notwithstanding the foregoing to the contrary, no Credit Party will consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent; provided that a Credit Party that is not the Borrower may consummate a Division as the Dividing Person so long as (i) immediately upon consummation of such division, the property of such Credit Party is held by one or more Credit Parties at such time, and (ii) the Division Successors resulting from such Division are also Guarantors after giving effect to such division. Without limiting the foregoing, if any Credit Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 9.10 and the other further assurances obligations set forth in the Credit Documents and become a Credit Party under this Agreement and the other Credit Documents.

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose, in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise (each of the foregoing a “Disposition”), of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(a) the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties (and including, but without limitation, Dispositions in respect of Production Payments and in connection with net profits interests, operating agreements, farm-ins, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties); provided that such Disposition is for Fair Market Value; provided, further, that if such Disposition of Oil and Gas Properties or of any Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report and the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed pursuant to this clause (b), when aggregated with the Hedge PV (as calculated at the time of any such termination or creation of off-setting positions) of terminated and/or offsetting positions that were relied upon by the Lenders in determining the Borrowing Base (as calculated at the time of any such termination or creation of offsetting positions and after taking into account any other Hedge Agreement entered into since the later of clause (i) or (ii) below, as applicable), since the later of (i) the last Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e) exceeds 10% of the then-effective Borrowing Base, then such Disposition may be consummated so long as the Borrower shall have provided notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed no later than five Business Days prior to the date of consummation of any such Disposition, and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e);

provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(c) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;

(e) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions constituting like-kind exchanges of Borrowing Base Properties to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise, and (ii) after giving effect to such Disposition, the difference between (x) the Borrowing Base in effect immediately prior to such Disposition minus (y) the PV-9 (calculated at the time of such Disposition) of the Borrowing Base Properties Disposed of since the later of (A) the last Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e), exceeds the Loan Limit in effect immediately prior to such Disposition;

(g) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(h) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5(h);

(i) transfers of property subject to (i) a Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;

(j) Dispositions of accounts receivable (i) in connection with the collection or compromise thereof, (ii) in connection with a Disposition of a Restricted Subsidiary permitted hereunder or (iii) otherwise if no Default exists;

(k) the unwinding, terminating and/or offsetting of any Hedge Agreement (a “Hedge Termination”) (subject to the terms of Section 2.14(e)); provided, that if the Hedge PV of the unwound, terminated and/or offsetting positions that were relied upon by the Lenders in determining the Borrowing Base (as calculated at the time of any such Hedge Termination and after taking into account any other Hedge Agreement entered into since the later of clause (i) or (ii) below, as applicable) when aggregated with the aggregate PV-9 of all Borrowing Base Properties Disposed pursuant to clause (b) above (calculated at the time of such Disposition) included in the most recently delivered Reserve Report, since the later of (i) the last Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section

2.14(e), exceeds 10% of the then-effective Borrowing Base, then such Hedge Termination may be consummated so long as the Borrower shall have provided notice to the Administrative Agent of such Hedge Termination no later than five Business Days prior to the date of consummation of any such Hedge Termination, and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Hedge Termination, after the consummation of such Hedge Termination, the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(l) Dispositions of Oil and Gas Properties and other assets not included in the Borrowing Base;

(m) Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (l) above; and

(n) on any date during an Investment Grade Period, any Disposition provided that after giving pro forma effect to such Disposition no Default or Event of Default would result therefrom (including that the Borrower shall be in compliance with Section 10.11(a) and Section 10.11(b), in each case, on a pro forma basis after giving effect to such Disposition, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such Disposition had occurred on the first day of such Test Period).

10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries, to make any Investment except:

(a) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b) Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $20,000,000;

(d) (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date as set forth on Schedule 10.5, (ii) Investments existing on the Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to clause (d)(i) is not increased at any time above the amount of such Investment set forth on Schedule 10.5;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower (or any direct or indirect parent thereof);

(g) Investments in Unrestricted Subsidiaries (provided that no Event of Default shall then exist and, the Borrower shall be in compliance with the Financial Performance Covenants on a pro forma basis after giving effect to such Investment, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such Investment had occurred on the first day of such Test Period);

(h) Investments (including but not limited to (i) Permitted Acquisitions and (ii) Investments in respect of royalty trusts and master limited partnerships), in each case valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this Section 10.5(h) that, at the time each such Investment is made, would not exceed the sum of (A) the greater of (1) $125,000,000 and (2) 1.25% of Consolidated Total Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date) plus (B) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made); provided that the foregoing limits shall not apply during the period in which, and Investments may be made pursuant to this Section 10.5(h) without limit at any such time during which, after giving pro forma effect to the making of any such Investment, (1) no Event of Default shall have occurred and be continuing and (2) Liquidity is not less than 10% of the then effective Loan Limit (on a pro forma basis after giving effect to such Investment); provided, further, that intercompany current liabilities incurred in the ordinary course of business and consistent with past practices, in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating any limitations in this paragraph at any time;

(i) Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 10.4;

(j) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(k) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(n) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(o) guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(r) Investments in Hedge Agreements permitted by Section 10.1 and Section 10.10;

(s) Investments consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 10.1, 10.3, 10.4 and 10.6 (other than 10.6(c)); and

(t) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.

10.6 Limitation on Restricted Payments. The Borrower will not pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof), now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a) the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b) the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year does not exceed the $50,000,000; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments made during any calendar year does not exceed $50,000,000 in the aggregate; provided that the amount of Restricted Payments permitted to be made pursuant to this clause (ii) in respect of any calendar year shall be increased by the unused amount of Restricted Payments that were permitted to be made pursuant to this clause (ii) during the immediately preceding calendar year without giving effect to any carryover amount from prior calendar years (with such Restricted Payments being deemed to use first, the $50,000,000 permitted for such for such calendar year and, second, any amount carried forward to such calendar year);

(c) to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5;

(d) to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 10.3;

(e) the Borrower may (i) issue additional shares of its Stock or Stock Equivalents or (ii) repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;

(f) the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) so long as, after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(g) the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(h) so long as, after giving pro forma effect thereto, together with any concurrent Restricted Payments being paid under this Section 10.6(h) and Section 10.6(i), (i) no Event of Default shall have occurred and be continuing, and (ii) the Available Commitment is not less than 20% of the then effective Loan Limit (on a pro forma basis after giving effect to such Restricted Payment), and (iii) the Consolidated Funded Debt to Consolidated EBITDAX Ratio does not exceed 3.00 to 1.00, on a pro forma basis as of the date of such Restricted Payment (with Consolidated EBITDAX determined as of the end of the last Test Period), the Borrower may make, declare and pay additional Restricted Payments in cash without limit to the holders of its Stock and Stock Equivalents;

(i) in addition to the foregoing Restricted Payments and so long as no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to the making of any such Restricted Payment, together with any concurrent Restricted Payments being paid under Section 10.6(h) and this Section 10.6(i), the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants as such covenants are re-computed as of the last day of the most recently ended Test Period as if such Restricted Payment had been paid on the first day of such Test Period, the Borrower may declare and pay Restricted Payments in an aggregate amount not to exceed $100,000,000 in any given calendar year;

(j) the Borrower may make payments described in Sections 10.12(a), (c), (d), (e), (g) and (h) (subject to the conditions set out therein); and

(k) the Borrower may make any Restricted Payments in connection with a Permitted Bond Hedge Transaction, including the settlement or unwind thereof.

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, voluntarily prepay, repurchase or Redeem (i) the Senior Notes, (ii) any Permitted Pari Term Loan Debt or (iii) any Permitted Additional Debt comprised of senior subordinated or subordinated Indebtedness (it being understood that payments of regularly scheduled (A) cash interest in respect of the Senior Notes, Permitted Pari Term Loan Debt or such Permitted Additional Debt and (B) amortization in respect of Permitted Pari Term Loan Debt, in each case, shall be permitted); provided, however, that the Borrower or any Subsidiary may prepay, repay, repurchase or Redeem, in whole or in part, the Senior Notes, any Permitted Pari Term Loan Debt or any such Permitted Additional Debt (A) with the proceeds of any Permitted Refinancing Indebtedness, (B) by converting or exchanging such Indebtedness to Stock (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent or (C) so long as, after giving pro forma effect thereto, (1) no Event of Default has occurred and is continuing and (2) Available Commitment is not less than 20% of the then effective Loan Limit (on a pro forma basis after giving effect to such prepayment, repurchase or Redemption); and

(b) The Borrower will not amend or modify (i) any Permitted Pari Term Loan Debt Documents or the documentation governing any senior subordinated or subordinated Permitted Additional Debt or the terms applicable thereto to the extent that the provisions of any Permitted Pari Term Loan Debt Documents or the documentation governing any senior subordinated or subordinated Permitted Additional Debt, as so amended or modified, would not be permitted under the Credit Documents to be included in the documentation governing any Permitted Pari Term Loan Debt or any senior subordinated or subordinated Permitted Additional Debt that was issued at such time, and (ii) the Indentures or the terms applicable thereto to the extent that (x) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect or (y) the provisions of the Indentures, as so amended or modified, would not be permitted under the Credit Documents to be included in the documentation governing the Senior Notes that was issued at such time.

10.8 Negative Pledge Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of secured Indebtedness otherwise permitted hereunder) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (y) to the extent Contractual Requirements permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such

Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 10.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 10.5 (including organizational documents for a joint venture) and applicable solely to such joint venture or otherwise arise in agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are imposed by applicable law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being refinanced, (xiv) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation, (xv) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property) and (xvi) are included in the Permitted Pari Term Loan Debt Documents.

10.9 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not a Guarantor to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date that are described on Schedule 10.9 or pursuant to the Credit Documents;

(b) the Senior Notes, the Indentures and related guarantees;

(c) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on transferring the property so acquired;

(d) Requirement of Law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;

(g) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1 and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;

(j) customary provisions in joint venture agreements (including organizational documents for a joint venture) or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) the Permitted Pari Term Loan Debt Documents.

10.10 Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than:

(a) Hedge Agreements entered into with an Approved Counterparty that are non-speculative (including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements); provided that, at any time other than when, during any Investment Grade Period, the Borrower has both a Rating from Moody’s of Baa3 or better and a Rating from S&P of BBB- or better:

(i) subject to the proviso below, as of the end of each fiscal quarter, on a net basis, the aggregate daily notional volume determined on a month by month basis for each of natural gas, natural gas liquids and crude oil, calculated separately, covered by all Hedge Agreements with a term greater than sixty (60) months from the date each such Hedge Agreement is entered into shall not exceed 20% of the average consolidated daily production volumes of natural gas, natural gas liquids and crude oil, calculated separately, of the Borrower and its Restricted Subsidiaries for the most recently ended four fiscal quarter period (after giving pro forma effect to any Dispositions permitted under Section 10.4 during such period, and excluding the effect of any force majeure events during such period), and the Borrower shall and shall cause the Restricted Subsidiaries to promptly, but in any event within forty-five (45) days following the end of each fiscal quarter, enter into Hedge Terminations to the extent necessary to be in compliance with the limitations set forth in this clause (i) (but no Default or Event of Default shall be deemed to have arisen during such 45 day period); provided, that, notwithstanding the foregoing and regardless of whether such percentage limitation is exceeded, the Borrower and the Restricted Subsidiaries shall have no obligation to enter into any Hedge Terminations (and no Default or Event of Default shall arise hereunder from exceeding such percentage limitation) unless long-dated Hedge Agreements subject to this clause are within 24 months of their scheduled maturity date (in which case such obligation shall arise only with respect to long-dated Hedge Agreements that are within 24 months of their scheduled maturity date, with Hedge Terminations for long-dated Hedge Agreements with a scheduled maturity date outside of such 24 month period at the option of the Borrower to satisfy such requirement);

(ii) at all times, on a net basis, the aggregate notional volume for each of natural gas, natural gas liquids and crude oil, calculated separately, covered by market sensitive Hedge Agreements (other than Excluded Hedges) shall not exceed 90% of the Projected Volume of natural gas, natural gas liquids and crude oil production, calculated separately, for each month in the forthcoming five year period;

(iii) notwithstanding the limitations set forth in clause (ii) of this Section 10.10(a) in contemplation of a Permitted Acquisition, the Borrower and its Restricted Subsidiaries may enter into additional market sensitive Hedge Agreements such that the aggregate notional volumes for each of natural gas, natural gas liquids and crude oil, calculated separately, for each month in the forthcoming five year period covered by such additional market sensitive Hedge Agreements do not exceed 70% of the Projected Volume of natural gas, natural gas liquids and crude oil production, calculated separately, from the estimated reserves to be acquired in such Permitted Acquisition for each month in such forthcoming period; provided such additional Hedge Agreements are entered into (A) on or after the date of execution of a definitive agreement with respect to a proposed Permitted Acquisition, but in any event no earlier than 90 days prior to the proposed closing date of such Permitted Acquisition and (B) in the event such agreement is terminated or such Permitted Acquisition is otherwise not consummated within 90 days after such initial additional market sensitive Hedge Agreements have been entered into (or such longer period as may be reasonably acceptable to the Administrative Agent in the event the proposed closing of such Permitted Acquisition has been delayed beyond what the Borrower originally expected), then within 15 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after such termination or the end of such 90 day (or longer) period, as applicable, the Borrower shall and shall cause the Restricted Subsidiaries to novate, unwind or otherwise dispose of market sensitive Hedge Agreements to the extent necessary to be in compliance with the limitations set forth in clause (ii) of this Section 10.10(a); and

(iv) notwithstanding the separate calculation requirements for natural gas, natural gas liquids and crude oil in clauses (i), (ii) and (iii) above, so long as the Borrower and the Restricted Subsidiaries properly identify and consistently report such hedges, the Borrower and the Restricted Subsidiaries may utilize crude oil hedges as a substitute for hedging natural gas liquids.

(b) Hedge Agreements entered into with the purpose and effect of (i) fixing or limiting interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a variable rate or (ii) obtaining variable interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a fixed rate (in each case including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements), provided that, at any time other than when, during any Investment Grade Period, the Borrower has both a Rating from Moody’s of Baa3 or better and a Rating from S&P of BBB- or better, the aggregate notional amount of such Hedge Agreements does not (on a net basis) exceed 80% of the principal balance of the variable or fixed rate, as the case may be, Indebtedness of the Credit Parties projected to be outstanding at the time such Hedge Agreement is entered into.

(c) Any Permitted Bond Hedge Transaction.

(d) It is understood that for purposes of this Section 10.10, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedging Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

(e) Notwithstanding any of the foregoing, the Borrower shall have thirty (30) days following the end of any Investment Grade Period (or such longer period as the Administrative Agent may agree) to enter into Hedge Terminations or otherwise take any other actions necessary to comply with the hedging covenants in this Section 10.10.

10.11 Financial Performance Covenants.

(a) Consolidated Funded Debt to Consolidated EBITDAX Ratio. The Borrower will not permit the Consolidated Funded Debt to Consolidated EBITDAX Ratio as of the last day of any Test Period to be greater than (i) other than during a period described in clause (ii) below, 3.75 to 1.00, or (ii) if, during an Investment Grade Period, the Borrower has both (A) a Rating from Moody’s of Baa3 or better and (B) a Rating from S&P of BBB- or better, 4.25 to 1.00.

(b) Current Ratio. The Borrower will not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of the last day of any Test Period to be less than 1.00 to 1.00.

10.12 Transactions with Affiliates. The Borrower will not, and will not permit any of the Restricted Subsidiaries to conduct, any material transaction with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms other than those that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a) the payment of Transaction Expenses;

(b) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Section 10.5;

(c) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any direct or indirect parent thereof);

(d) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries;

(e) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect;

(f) Restricted Payments, Redemptions, repurchases and other actions permitted under Section 10.6;

(g) any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof);

(h) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(i) payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; provided that payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities; and

(j) customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.

10.13 Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business of Industry Investments by the Borrower and its Restricted Subsidiaries and other business activities incidental or reasonably related to any of the foregoing.

10.14 Use of Proceeds.

(a) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 11. Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees, Cash Collateral or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

11.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), Section 9.5 (solely with respect to the Borrower), Section 9.16 or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent.

11.4 Default Under Other Agreements.

(a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 11.1) or Hedging Obligations in excess of $125,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Hedging Obligations was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (1) with respect to any Hedging Obligations, termination events or equivalent events pursuant to the terms of the related Hedge Agreements, (2) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this

Agreement, (3) prepayments, tender offers or calls of Indebtedness to the extent permitted under Section 10.7 and (4) (x) any event that permits the holders of Convertible Notes to convert or exchange such Indebtedness, or the conversion or exchange thereof and (y) any settlement, unwinding or termination of a Permitted Bond Hedge Transaction), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity.

(b) Without limiting the provisions of clause (a) above, any such Indebtedness or Hedging Obligations shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, (i) with respect to any Hedging Obligations, other than due to a termination event or equivalent event pursuant to the terms of the related Hedge Agreements, (ii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement and (iii) other than (x) any event that permits the holders of Convertible Notes to convert or exchange such Indebtedness, or the conversion or exchange thereof and (y) any settlement, unwinding or termination of a Permitted Bond Hedge Transaction), prior to the stated maturity thereof.

(c) At any time that any Permitted Pari Term Loan Debt is outstanding the Pari Passau Lien Intercreditor Agreement with respect thereto shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against any party thereto, or shall be repudiated by any of them (other than the Administrative Agent), or cease to establish the relative Lien priorities required or purported thereby, or any party thereto (other than the Administrative Agent) shall so state in writing.

11.5 Bankruptcy, Etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”; or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such involuntary proceeding or action, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors.

11.6 ERISA. An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

11.7 Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.

11.8 Security Documents. At any time other than during an Investment Grade Period, any Mortgage or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Mortgage or any other Security Document.

11.9 Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $125,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

11.10 Change of Control. A Change of Control shall occur.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (d) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (c) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (d) at the request of the Required Lenders, direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 13.5 and amounts pursuant to Section 4.1 payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of Unpaid Drawings, interest and Letter of Credit fees) payable to the Lenders and the Letter of Credit Issuers (including fees and disbursements and other charges of counsel to the Lenders and the Letter of Credit Issuers payable under Section 13.5) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed Unpaid Drawings, ratably among the Lenders and the Letter of Credit Issuers in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, to the Secured Parties, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans, Unpaid Drawings, unpaid Cash Management Obligations and unpaid Hedging Obligations owing in respect of any Secured Hedge Agreement and (B) to cash collateralize that portion of Letter of Credit Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.15 or Section 3, ratably among the Secured Parties in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Letter of Credit Issuers to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.15 or Section 3, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 11;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Letter of Credit Issuers based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Notwithstanding the foregoing, amounts received from the Borrower or any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Hedge Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Hedge Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by the holders of any Excluded Hedge Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 12. The Administrative Agent

12.1 Authorization and Action.

(a) Each Lender and each Letter of Credit Issuer hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Credit Documents and each Lender and each Letter of Credit Issuer authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Letter of Credit Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.

(b) As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Letter of Credit Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Letter of Credit Issuers with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Letter of Credit Issuers (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunners are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Letter of Credit Issuer or holder of any other obligation other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Credit Document expressed to be governed by the laws of the United States, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii) nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any Joint Lead Arranger or any Joint Bookrunner shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Unpaid Drawings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuers and the Administrative Agent (including any claim under Sections 2.8, 2.10, 4.1, 5.4 and 13.5) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Letter of Credit Issuer and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Letter of Credit Issuers or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Credit Documents (including under Section 13.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Letter of Credit Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Letter of Credit Issuer in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Letter of Credit Issuers, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Credit Documents, to have agreed to the provisions of this Article.

12.2 Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, certifications, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default” or substantially similar wording) is given to the Administrative Agent by the Borrower, a Lender or a Letter of Credit Issuer, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, certification, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Total Exposures, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 13.6, (ii) may rely on the Register to the extent set forth in Section 13.6(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Letter of Credit Issuer and shall not be responsible to any Lender or Letter of Credit Issuer for any statements, certifications, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Letter of Credit Issuer, may presume that such condition is satisfactory to such Lender or Letter of Credit Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or Letter of Credit Issuer sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

12.3 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Letter of Credit Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other generally well-recognized electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Letter of Credit Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Letter of Credit Issuers and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR

PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER OR ANY JOINT BOOKRUNNER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY LETTER OF CREDIT ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Letter of Credit Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender and Letter of Credit Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Letter of Credit Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Letter of Credit Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Letter of Credit Issuer to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

12.4 The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Letter of Credit Issuer, as the case may be. The terms “Letter of Credit Issuers”, “Lenders”, “Required Lenders”, “Borrowing Base Required Lenders”, “Majority Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Letter of Credit Issuer or as one of the Required Lenders, Borrowing Base Required Lenders, or Majority Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Letter of Credit Issuers.

12.5 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Letter of Credit Issuers and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Letter of Credit Issuer. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 13.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

12.6 Acknowledgements of Lenders and Letter of Credit Issuers.

(a) Each Lender and each Letter of Credit Issuer represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Letter of Credit Issuer, in each case in the ordinary course of business, and not for the purpose of investing in the general performance of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Letter of Credit Issuer agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner or any other Lender or Letter of Credit Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Letter of Credit Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner or any other Lender or Letter of Credit Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date or the effective date of any such Assignment and Assumption or any other Credit Document pursuant to which it shall have become a Lender hereunder.

(c) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any information or calculation contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information or calculation contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination, calculation or similar function will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records and other supporting information furnished by or on behalf of the Credit Parties, as well as on representations of the Credit Parties’ personnel, and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d) [Reserved].

(e) (i) Each Lender and each Letter of Credit Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or such Letter of Credit Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such Letter of Credit Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Letter of Credit Issuer (whether or not known to such Lender or such Letter of Credit Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such Letter of Credit Issuer shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Letter of Credit Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such Letter of Credit Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Letter of Credit Issuer under this Section 12.6(e) shall be conclusive, absent manifest error.

(ii) Each Lender and each Letter of Credit Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each Letter of Credit Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such Letter of Credit Issuer shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together (except to the extent waived in writing by the Administrative Agent) with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Letter of Credit Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) Each party hereto hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or any Letter of Credit Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such Letter of Credit Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such erroneous Payment.

(iv) Each party’s obligations under this Section 12.6(e) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or a Letter of Credit Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

(f) The Lenders and the Letter of Credit Issuers acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Credit Parties) between the Credit Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Credit Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders and the Letter of Credit Issuers acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Credit Document, except for notices, reports and other documents expressly required to be furnished to the Lenders and the Letter of Credit Issuers by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender or any Letter of Credit Issuers with any credit or other information concerning the Loans, the Lenders, the Letter of Credit Issuers, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Credit Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders or Letter of Credit Issuers, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Credit Party.

12.7 Collateral Matters

(a) Except with respect to the exercise of setoff rights in accordance with Section 13.8 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Cash Management Obligations and no Hedging Agreement the obligations under which constitute Hedging Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Credit Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Services or Hedging Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Credit Documents and agreed to be bound by the Credit Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.2(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

12.8 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 13.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle)

as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

12.9 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and each Joint Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent or any Joint Lead Arranger or any Joint Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent, and each Joint Lead Arranger and each Joint Bookrunner hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

12.10 Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under applicable Flood Laws. JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the Flood Insurance Requirements.

12.11 Borrower Communications.

(a) The Administrative Agent, the Lenders and the Letter of Credit Issuers agree that, pursuant to procedures approved by the Administrative Agent, the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

As used in this Section 12.11, “Borrower Communications” shall mean, collectively, any Notice of Borrowing, Notice of Conversion or Continuation, Compliance Certificate, Borrowing Base Certificate and supporting documentation, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, certification, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by any Credit Party to the Administrative Agent through the Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent.

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each Lender, each Letter of Credit Issuer, and the Borrower acknowledges and agrees that (i) the distribution of material through an electronic medium is not necessarily secure, (ii) the Administrative Agent is not responsible for approving or vetting administrators, representatives, or contacts of the Borrower added to the Approved Borrower Portal, and (iii) there may be confidentiality and other risks associated with such distribution. Each Lender, each Letter of Credit Issuer, and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY LETTER OF CREDIT ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each Lender, each Letter of Credit Issuer, and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Credit Parties to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 13. Miscellaneous

13.1 Amendments, Waivers and Releases. Except as expressly set forth herein, but subject to Section 2.17(c), neither this Agreement nor any terms hereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(f)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date unless arrangements which are satisfactory to the applicable Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (provided, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date), or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of Section 6.12 without the consent of each affected Departing Lender, or (iii) amend, modify or waive any provision of this Section 13.1, or amend or modify any of the provisions of Section 4.2(a), 4.3(b), 5.3(a) or 13.8(a) to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of the provisions governing the application of proceeds of Collateral set forth at the end of Section 11 or modify any definition used therein if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby, or (iv) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, as applicable, or any other former Administrative Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Letter of Credit Issuer to whom Section 3 then applies in a manner that directly and adversely affects such Person, or (vi) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (vii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than twelve months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) (A) increase the Borrowing Base without the written consent of the Borrowing Base Required Lenders (other than Defaulting Lenders), (B) decrease or maintain the Borrowing Base without the written consent of the Required Lenders or (C) otherwise modify Section 2.14(b), (c), (d) or (e) in a manner adverse to the Lenders without the written consent of Borrowing

Base Required Lenders (other than Defaulting Lenders), provided that a Scheduled Redetermination may be postponed by the Majority Lenders, or (x) without the prior written consent of each Lender directly and adversely affected thereby, (A) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (B) subordinate, or have the effect of subordinating, all or substantially all of the Liens securing the Obligations to Liens securing any other Indebtedness, or (xi) affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent under this Agreement or any other Credit Document without the prior written consent of the Administrative Agent; provided, further, that (x) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment, and (y) any fee letter may be amended solely with the written consent of the parties thereto. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

13.2 Notices.

(a) Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or any Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and each Letter of Credit Issuer.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic System, Approved Electronic Platform, or Approved Borrower Portal, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Borrower, any Credit Party, the Administrative Agent, the Lenders and the Letter of Credit Issuers hereunder may be delivered or furnished by using Electronic System, Approved Electronic Platform, or Approved Borrower Portal, as applicable, and in each case pursuant to procedures approved by the Administrative Agent (in consultation with the Borrower); provided that the foregoing shall not apply to notices pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Credit Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic System, Approved Electronic Platform, or Approved Borrower Portal, as applicable, and in each case pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, provided, further, that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Norton Rose Fulbright, in its capacity as counsel to the Administrative Agent, and one counsel in each appropriate local jurisdiction (other than any allocated costs of in-house counsel), (b) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and the Administrative Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER, LETTER OF CREDIT ISSUER AND THE ADMINISTRATIVE AGENT AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE), (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Administrative Agent in its capacity as such). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION 13.5 SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE ADMINISTRATIVE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES WARRANT THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this Section 13.5, nor the Borrower or any of its Subsidiaries, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities. All amounts payable under this Section 13.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any claims for Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries or Affiliates, any Defaulting Lenders or any natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that the Borrower shall have the right to withhold or delay its consent to any assignment solely if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (1) if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing or (2) to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the Administrative Agent and each Letter of Credit Issuer (in each case, not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower, each Letter of Credit Issuer and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 payable by the assignor or the assignee; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Letter of Credit Issuer and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other entities other than the Borrower or any Subsidiary of the Borrower (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) or (ii) of the proviso to Section 13.1 that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (f) of Section 5.4 (it being understood that the documentation required under Section 5.4(f) shall be delivered to the participating Lender)). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11, or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld) or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary, final or other successor regulations.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H evidencing the Loans owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.7 Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Sections 2.10, or 5.4, (ii) is affected in the manner described in Section 2.17(b) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (and if a Commitment is being assigned, the Letter of Credit Issuer), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) (i) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Majority Lenders shall have granted their consent, or (ii) does not consent to a proposed increase of the Borrowing Base with respect to which the Super-Majority Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and if a Commitment is being assigned, the Letter of Credit Issuer); provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and

Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8 Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Letter of Credit Commitment of any Letter of Credit Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 13.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Credit Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any

Liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Administrative Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

13.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Nothing in this Agreement or any other Credit Document shall (i) affect any right that the Administrative Agent, any Letter of Credit Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over any Letter of Credit Issuer or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

13.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any Joint Bookrunner, any Joint Lead Arranger, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, any Joint Bookrunner, any Joint Lead Arranger or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Joint Bookrunner, any Joint Lead Arranger or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LETTER OF CREDIT ISSUER AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality. The Administrative Agent, each other Agent, each Letter of Credit Issuer and each other Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, any Letter of Credit Issuer or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s or the Administrative Agent’s, any Letter of Credit Issuer’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees, agents or Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization and (f) with the consent of the Borrower; provided that unless specifically prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, each Letter of Credit Issuer and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, any Letter of Credit Issuer or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent, any Letter of Credit Issuer or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 13.16) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

For the avoidance of doubt, nothing in this Section 13.16 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 13.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

13.17 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Credit Parties on any Collateral shall be automatically released upon the occurrence of any of the following events: (i) in full, as set forth in clauses (b) or (c) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second succeeding sentence and Section 5.14(b) of the Guarantee) or (vi) as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, (A) the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary and (B) the Borrower may request, and the Administrative Agent shall deliver, releases of Mortgages for Oil and Gas Properties that are not included in the Borrowing Base or otherwise not needed to satisfy the Collateral Coverage Minimum. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or in any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or any other Credit Document, upon the Borrower’s election to enter into an Investment Grade Period pursuant to Section 13.23(a) and delivery of the written notice contemplated therein, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral (including, without limitation, the filing of record of mortgage releases and UCC termination statements), and to release all obligations under any Security Document, in each case, within 60 days of the receipt by the Administrative Agent of such notice.

13.18 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Bank Funding Rate from time to time in effect.

13.20 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21 Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22 Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement; provided that, with respect to any Secured Hedge Agreement or Secured Cash Management Agreement that remains secured after the Hedge Bank thereto or the Cash Management Bank thereunder is no longer a Lender or an Affiliate of a Lender, the provisions of Section 12 shall also continue to apply to such Hedge Bank or Cash Management Bank in consideration of its benefits hereunder and each such Hedge Bank or Cash Management Bank, as applicable, shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Section 12. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

13.23 Investment Grade Election.

(a) At any time that is not an Investment Grade Period, on any date on which the Borrower has either (i) a Rating from Moody’s of Baa3 or better or (ii) a Rating from S&P of BBB- or better, the Borrower may provide written notice to the Administrative Agent of its election to enter into an Investment Grade Period, together with a certificate of an Authorized Officer of the Borrower confirming that (A) no Event of Default exists, (B) the release of the Security Documents securing the Obligations does not violate the terms of any Secured Hedge Agreement or Secured Cash Management Agreement, (C) the Hedge Agreements (including the Secured Hedge Agreements) and the Cash Management Agreements (including any Secured Cash Management Agreements) of the Borrower and its Restricted Subsidiaries are not otherwise secured (except to the extent secured by a Permitted Lien) and (D) all liens securing any Permitted Pari Term Loan Debt then outstanding will be contemporaneously released concurrently with the release of all liens created by the Security Documents, which Investment Grade Period will commence upon the Administrative Agent’s receipt of such notice.

(b) At any time during an Investment Grade Period, the Borrower may provide notice to the Administrative Agent of its election to exit such Investment Grade Period, which Investment Grade Period will end upon the Administrative Agent’s receipt of such notice.

13.24 Existing Credit Agreement. On the Closing Date, this Agreement shall supersede and replace in its entirety the Existing Credit Agreement; provided, however, that (a) all loans, Existing Letters of Credit, and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement, (b) the execution and delivery of this Agreement or any of the Credit Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and (c) the Loans, Letters of Credit, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Existing Credit Agreement immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as were outstanding under the Existing Credit Agreement.

13.25 Reaffirmation and Grant of Security Interest. The Borrower hereby (a) confirms that each Security Document (as defined in the Existing Credit Agreement) to which it is a party or is otherwise bound, as modified pursuant to the Reaffirmation Agreement (if applicable), and all Collateral encumbered thereby, will remain in full force and effect, are not released or reduced, and will continue to secure, to the fullest extent possible in accordance with the Credit Documents, the payment and performance of all Obligations under this Agreement, and (b) reaffirms its grant to the Administrative Agent for the benefit of the Secured Parties of a continuing Lien on and security interest in and to the Borrower’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations under this Agreement (whether at stated maturity, by acceleration or otherwise) in accordance with the terms thereof.

13.26 Reallocation of Commitments and Loans. The Lenders (including the Departing Lenders) party to the Existing Credit Agreement have agreed among themselves to reallocate their respective Commitments (as defined in the Existing Credit Agreement) as contemplated by this Agreement. On the Closing Date and after giving effect to such reallocation and adjustment of the Total Commitment, the Commitment and Applicable Percentage of each Lender shall be as set forth on Schedule 1.1(a) and each Lender shall own its Applicable Percentage of the outstanding Loans. The reallocation and adjustment to the Commitments of each Lender as contemplated by this Section 13.26 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit G hereto as if each of the Lenders had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and the Administrative Agent hereby consent to such reallocation and adjustment of the Commitments. The Administrative Agent hereby waives the $3,500 processing and recordation fee set forth in Section 13.6(b)(ii)(C) with respect to the assignments and reallocations of the Commitments contemplated by this Section 13.26. To the extent requested by any Lender, and in accordance with Section 2.11, the Borrower shall pay to such Lender, within the time period prescribed by Section 2.11, any amounts required to be paid by the Borrower under Section 2.11 in the event the payment of any principal of any Term Benchmark Loan (as defined in the Existing Credit Agreement) or the conversion of any Term Benchmark Loan (as defined in the Existing Credit Agreement) other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 13.26. After giving effect to this Section 13.26, as of the Closing Date, each Departing Lender shall cease to be a Lender under this Agreement or have any rights or obligations hereunder (except with respect to any indemnification obligations of the Borrower and the other Credit Parties and any other provisions which by their terms expressly survive repayment of the Loans and the termination of the Credit Documents).

13.27 Acknowledgement and Consent to Bail-In of Affected Financial Institution. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.28 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

RANGE RESOURCES CORPORATION,

as the Borrower

By: /s/ Mark S. Scucchi

Name: Mark S. Scucchi

Title: Executive Vice President – Chief Financial

Officer and Treasurer

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, a Letter of Credit Issuer and a Lender

By: /s/ Dalton Harris

Name: Dalton Harris

Title: Authorized Officer

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,

as a Letter of Credit Issuer and a Lender

By: /s/ Greg Smothers

Name: Greg Smothers

Title: Director

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION,

as a Lender

By: /s/ David Lee Garza

Name: David Lee Garza

Title: Director

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

CITIBANK, N.A.,

as a Lender

By: /s/ Todd Mogil

Name: Todd Mogil

Title: Vice President

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

MIZUHO BANK, LTD.,

as a Lender

By: /s/ Edward Sacks

Name: Edward Sacks

Title: Managing Director

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

MUFG BANK, LTD.,

as a Lender

By: /s/ Traci Bankston

Name: Traci Bankston

Title: Authorized Signatory

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,

as a Lender

By: /s/ Thomas Magness

Name: Thomas Magness

Title: Vice President

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

ROYAL BANK OF CANADA,

as a Letter of Credit Issuer and a Lender

By: /s/ Don J. McKinnerney

Name: Don J. McKinnerney

Title: Authorized Signatory

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,

as a Lender

By: /s/ Matthew Turner

Name: Matthew Turner

Title: Senior Vice President

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Lender

By: /s/ Michael Real

Name: Michael Real

Title: Managing Director

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

BARCLAYS BANK PLC,

as a Lender

By: /s/ Sydney G. Dennis

Name: Sydney G. Dennis

Title: Director

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

FIRST-CITIZENS BANK & TRUST COMPANY,

as a Lender

By: /s/ Kelly Hall

Name: Kelly Hall

Title: Director

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

REGIONS BANK,

as a Lender

By: /s/ David Valentine

Name: David Valentine

Title: Managing Director

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

ZIONS BANCORPORATION, N.A. dba Amegy Bank,

as a Lender

By: /s/ Matt Lang

Name: Matt Lang

Title: Senior Vice President – Amegy Division

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

BOKF, NA dba Bank of Texas,

as a Lender

By: /s/ Will Jung IV

Name: Will Jung IV

Title: Vice President

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

COMERICA BANK,

as a Lender

By: /s/ Cassandra Lucas

Name: Cassandra Lucas

Title: Vice President

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

FLAGSTAR BANK, N.A.,

as a Lender

By: /s/ Meghan Jackson

Name: Meghan Jackson

Title: Senior Vice President

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement

UMB BANK, N.A.,

as a Departing Lender

By: /s/ Zachary S. Leard

Name: Zachary S. Leard

Title: Vice President

Signature Page

Range Resources Corporation

Eighth Amended and Restated Credit Agreement